UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

SKILLED HEALTHCARE GROUP, INC.

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 3, 2012
Dear Stockholder:

You are invited to attend the 2012 Annual Meeting of Stockholders of Skilled Healthcare Group, Inc. to be held on May 14, 2012, at 11:00 a.m. local time, at our office located at 27442 Portola Parkway, Suite 200, Foothill Ranch, CA 92610.

At this year’s annual meeting you will be asked to:

1.	Elect the following three Class II directors to serve for a three-year term: Jose C. Lynch, Linda Rosenstock, M.D. and Boyd W. Hendrickson;

2.	Vote on an advisory basis to approve the compensation of our named executive officers as described in this proxy statement;

3.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	Transact such other business as may properly come before the annual meeting, including any adjournment or postponement thereof.
The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully. The Board of Directors recommends a vote “FOR” the election of the three nominees for director in Proposal 1, and “FOR” the approval of each of Proposals 2 and 3. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of this proxy statement and our 2011 Annual Report to Stockholders. The Internet Availability Notice contains instructions on how to access those documents over the Internet. The Internet Availability Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2011 Annual Report to Stockholders and a form of proxy card or voting instruction card, as applicable. All stockholders who do not receive an Internet Availability Notice will receive a paper copy of the proxy materials by mail. We believe that this process will reduce the costs of printing and distributing our proxy materials and also provides other benefits.

It is important that your shares be represented and voted at the annual meeting whether or not you plan to attend in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

Sincerely,
Roland G. Rapp
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary

SKILLED HEALTHCARE GROUP, INC.
27442 Portola Parkway, Suite 200
Foothill Ranch, California 92610

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2012
To the Stockholders of Skilled Healthcare Group, Inc.:
We will hold our 2012 Annual Meeting of Stockholders at our office located at 27442 Portola Parkway, Suite 200, Foothill Ranch, CA 92610, on May 14, 2012, at 11:00 a.m. local time, to:

1.
Elect Jose C. Lynch, Linda Rosenstock, M.D. and Boyd W. Hendrickson as Class II directors, each with a three-year term expiring at our 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

2.	Vote on an advisory basis to approve the compensation of our named executive officers, as described in the attached proxy statement;

3.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	Transact such other business as may properly come before the annual meeting, including any continuation, postponement or adjournment thereof.

 These items of business are described in the attached proxy statement. Only our stockholders of record at the close of business on March 23, 2012, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any continuation, postponement or adjournment of the annual meeting. A list of stockholders eligible to vote at our annual meeting will be available for inspection at the annual meeting, and at our executive offices during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is important. In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are the registered holder of your shares and are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

By Order of the Board of Directors,
Roland G. Rapp
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary

i

*****

ii

PROXY STATEMENT
_______________

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the board of directors of Skilled Healthcare Group, Inc., a Delaware corporation, for use at the 2012 Annual Meeting of Stockholders to be held on Monday, May 14, 2012, at 11:00 a.m. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting. In this proxy statement, “Skilled Healthcare”, “we,” “us” and “our” mean Skilled Healthcare Group, Inc., unless otherwise indicated. We intend to mail the Notice of Internet Availability of Proxy Materials, or Internet Availability Notice to certain of our stockholders, and, alternatively, a paper copy of this proxy statement and accompanying proxy card to all other stockholders, on or about April 3, 2012 to all stockholders entitled to notice of and to vote at the annual meeting. The annual meeting will be held at our office located at 27442 Portola Parkway, Suite 200, Foothill Ranch, CA 92610.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Stockholders to Be Held on May 14, 2012

The notice of the 2012 Annual Meeting of Stockholders, this proxy statement, a proxy card sample and our 2011 Annual Report to Stockholders are available on our website at www.skilledhealthcaregroup.com/proxy. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Stockholders Entitled to Vote

Stockholders of record as of the close of business on March 23, 2012 are entitled to notice of, and to vote at, the annual meeting. The holders of our common stock are entitled to one (1) vote for each share of Class A common stock held and ten (10) votes for each share of Class B common stock held on all matters to be voted upon at the annual meeting. You may vote your shares at the annual meeting by attending and voting in person, by voting via the Internet or telephone as described herein, or by having your shares represented at the annual meeting by a valid proxy.

Voting

You may vote by ballot in person at the annual meeting. Alternatively, if your shares are registered directly in your name, you may submit a proxy and vote by using any of the following methods:

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By Telephone—You may use any touch-tone telephone to vote at any time until 11:59 p.m. (Eastern Daylight Time) on Sunday, May 13, 2012, by calling 1-800-690-6903 and following the voice-guided instructions.

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By Internet—You may use the Internet to vote at any time until 11:59 p.m. (Eastern Daylight Time) on Sunday, May 13, 2012, by going to www.proxyvote.com. To vote by Internet, go to www.proxyvote.com and follow the instructions for Internet voting shown on your proxy card or Internet Availability Notice.

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By Mail—If you received a printed proxy card, you may vote by completing, signing and dating the proxy card and returning it in its accompanying postage-paid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

To determine how you may revoke or change your vote submitted via the telephone, Internet or mail as described above, please refer to the section below entitled “Revoking Your Proxy; Changing Your Vote.”

If your shares are not registered directly in your name (e.g. you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee.

Your vote is very important. Accordingly, whether or not you plan to attend the annual meeting in person, you should vote by using one of the methods described above.

All properly signed proxies that are received before the polls are closed at the annual meeting and that are not revoked will be voted at the annual meeting according to the instructions indicated on the proxies or, if no instructions are indicated with respect to a particular proposal, they will be voted as follows: (i) “FOR” the election of each of the three nominees for director as described in Proposal 1; (ii) “FOR” the advisory approval of the compensation of our named executive officers as described in Proposal 2; and (iii) “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal 3.

The enclosed proxy gives Jose C. Lynch and Roland G. Rapp, or either of them, discretionary authority to vote your shares in their discretion with respect to all additional matters that might come before the annual meeting, including any motion made for continuance, adjournment or postponement of the annual meeting (including for purposes of soliciting additional votes).

Revoking Your Proxy; Changing Your Vote

If you are a stockholder of record, you may revoke your proxy or change your vote at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our Corporate Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•
properly delivering a subsequent proxy in one of the manners authorized and described in this proxy statement (such as by mail, via the Internet or by telephone), relating to the same shares and bearing a later date than the original proxy; or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Skilled Healthcare Group, Inc.
27442 Portola Parkway, Suite 200
Foothill Ranch, California 92610
Attn: Corporate Secretary

If your shares are held in “street name” by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Quorum and Votes Required

At the close of business on March 23, 2012, there were 21,571,535 shares of our Class A common stock and 16,936,905 shares of our Class B common stock outstanding and entitled to vote. Holders of our Class A common stock are entitled to one (1) vote per share held, and holders of our Class B common stock are entitled to ten (10) votes per share held. Thus, a total of 190,940,585 votes may be cast on each proposal. All votes will be tabulated by the inspector of elections appointed for the annual meeting. Christopher N. Felfe, our principal accounting officer, will serve as inspector of elections.

The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast at the annual meeting will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum but will not be counted as votes cast. Brokers, banks or other nominees who hold shares of common stock in “street name” for beneficial owners of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that The New York Stock Exchange, or the NYSE, determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker, bank or nominee holds your common stock in “street name,” your broker, bank or nominee is entitled to vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank or nominee with this proxy statement. Proposals 1 and 3 are considered “non-routine” matters on which brokers, banks and other nominees may vote only with specific instructions from beneficial owners. The inspector of elections will determine whether a quorum is present.

For Proposal 1, directors will be elected by a plurality of the votes cast at the annual meeting. Thus, the three nominees receiving the greatest number of votes will be elected, assuming there is a quorum present at the annual meeting. Your broker is not entitled to vote on the election of directors without your instruction. As a result, abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast.

For Proposal 2, approval on an advisory basis of the resolution approving the compensation of our named executive officers, as described in this proxy statement, requires the affirmative vote of the holders of a majority of the votes that all stockholders present in person or represented by proxy are entitled to cast at the annual meeting. Therefore, abstentions will have the same effect as votes against the proposal. Brokers do not have discretionary authority to vote on this proposal. Thus, broker non-votes will be deemed shares not entitled to vote on the proposal, will not be counted as votes for or against the proposal, and will not be included in calculating the number of votes necessary for approval of the proposal.

For Proposal 3, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 requires the affirmative vote of the holders of a majority of the votes that all stockholders present in person or represented by proxy are entitled to cast at the annual meeting. Abstentions will have the same effect as votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm and thus, broker non-votes are generally not expected to result from the vote on Proposal 3.

No matter currently is expected to be considered at the annual meeting other than the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters are properly brought before the annual meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion on such matters.

Solicitation of Proxies

Our board of directors is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders, including the expense of preparing and mailing the Internet Availability Notice and the proxy materials for the annual meeting. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock that are beneficially owned by our stockholders send notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Assistance

If you need assistance in submitting your proxy or have questions regarding the annual meeting, please contact the Skilled Healthcare Group, Inc. Investor Relations department at investorrelations@skilledhealthcare.com or write to: Skilled Healthcare Group, Inc., 27442 Portola Parkway, Suite 200, Foothill Ranch, California 92610, Attn: Investor Relations.

Additional Information Regarding the Internet Availability of Our Proxy Materials

We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders the Internet Availability Notice regarding Internet availability of the proxy materials for this year’s annual meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by going to www.proxyvote.com and following the instructions. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Please note that you cannot vote your shares by filling out and returning the Internet Availability Notice. The Internet Availability Notice does, however, include instructions on how to vote your shares.

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” In that case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our 2011 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the

“beneficial owner” of shares held in street name. In such case, either a notice similar to the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our 2011 Annual Report to Stockholders should have been provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 and in our subsequent periodic reports on Form 10-Q and current reports on Form 8-K.

PROPOSAL 1:  ELECTION OF DIRECTORS
Board Structure
Our Amended and Restated Bylaws provide that the exact number of directors shall be set by our board of directors. Our board of directors has set the current number of directors at ten members. The directors are divided into three classes, with each class serving for a term of three years. At each annual meeting, the term of one class expires. Class II, which currently consists of Jose C. Lynch, Linda Rosenstock, M.D. and Michael D. Stephens, has a term expiring at the close of our 2012 annual meeting of stockholders. Class III, which currently consists of four members, has a term expiring at the close of our 2013 annual meeting of stockholders. Class I, which currently consists of three members, has a term expiring at the close of our 2014 annual meeting of stockholders.
Mr. Stephens has not been nominated for re-election at our 2012 annual meeting as a Class II director. To maintain a balanced membership of directors among the classes, our board has nominated Mr. Hendrickson, and Mr. Hendrickson has agreed to stand for election, as a Class II director at our 2012 annual meeting. As a result, effective upon his election as a Class II director, Mr. Hendrickson will be deemed to have voluntarily resigned his position as a Class III director, the Class III directorship currently occupied by Mr. Hendrickson will be eliminated, and the size of our board will be reduced from ten to nine directors. Both Mr. Stephens and Mr. Hendrickson will remain on the board of directors, in their present classes, until the 2012 annual meeting of stockholders.
Board Nominees
Based upon the recommendation of our Corporate Governance, Quality and Compliance Committee, our board of directors has nominated Jose C. Lynch, Linda Rosenstock, M.D. and Mr. Hendrickson for election as to serve as Class II directors. Proxies cannot be voted for a greater number of persons or different persons than the nominees named. If elected, each director nominee would serve a three-year term expiring at the close of our 2015 annual meeting of stockholders, or until their successors are duly elected. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE DIRECTOR NOMINEES.
Composition of the Board of Directors
Set forth below is information as of March 23, 2012 regarding each director nominee and each person whose term of office as a director will continue after the annual meeting. As noted above, Michael D. Stephens’ term of office will expire at the annual meeting. There are no family relationships among any of our directors or executive officers.

Name	Age	Position	Director Since	Term Expires
Boyd W. Hendrickson	67	Chairman of the Board, Chief Executive Officer and Director	2003	2013
Jose C. Lynch(3)	42	President, Chief Operating Officer and Director	2005	2012
Robert M. Le Blanc(2)	45	Lead Director	2005	2013
Michael E. Boxer(1)(3)	50	Director	2006	2013
M. Bernard Puckett(1)(2)	67	Director	2008	2014
Linda Rosenstock, M.D(3)	61	Director	2009	2012
Glenn S. Schafer(1)(2)	62	Director	2006	2014
William C. Scott	76	Director	1998	2014
Bruce A. Yarwood(3)	69	Director	2011	2013
__________

(1) Member of the Audit Committee. (2) Member of the Compensation Committee. (3) Member of the Corporate Governance, Quality and Compliance Committee.

Director Biographical Information
Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2015 Annual Meeting of Stockholders
Jose C. Lynch. Mr. Lynch has served as our President and Chief Operating Officer and a member of our board of directors since December 2005. Since 2005, Mr. Lynch has served as a managing member of Executive Search Solutions, LLC, a provider of recruiting services to the healthcare services industry.
Prior to that, Mr. Lynch served as our President since February 2002. During his more than 18 years of executive experience in the nursing home industry, he served as Senior Vice President of Operations and Corporate Officer for the Western Region of Mariner Post-Acute Network, a long-term care company. Previous to that, Mr. Lynch also served as Regional Vice President of Operations for the Western Region of Mariner Post-Acute Network.
Our board of directors has concluded that Mr. Lynch should serve as a director because he contributes critical operational knowledge to our board of directors as a result of his experiences leading various operational divisions of long-term care companies, which helps to inform other board members about our business model and the interplay between our operational strategy and financial results. Mr. Lynch brings vitality and fresh ideas to both our management team and board of directors by ensuring that our board of directors stays abreast of innovative developments in our industry.
Linda Rosenstock, M.D., M.P.H. Dr. Rosenstock has served as a member of our board of directors since November 2009. Dr. Rosenstock has served as Dean of the University of California Los Angeles School of Public Health (the “SPH”) and Associate Dean of the UCLA School of Medicine since November 2000. Dr. Rosenstock anticipates stepping down as Dean of the SPH by July 1, 2012. Dr. Rosenstock has also served as a Professor of Environmental Health Services in the School of Public Health and a Professor of Medicine in the School of Medicine at UCLA since November 2000. Dr. Rosenstock is an Honorary Fellow of the Royal College of Physicians as well as an elected member of the National Academy of Science’s Institute of Medicine. Dr. Rosenstock is the Immediate-Past Chair of the Association of Schools of Public Health, is a member of the board of directors of The Health Effects Institute and serves as Immediate Past-President of the Society of Medical Administrators.
Prior to joining UCLA, Dr. Rosenstock served as the Director of the National Institute for Occupational Safety and Health (NIOSH) from April 1994 to November 2000. Dr. Rosenstock received her M.D. and M.P.H. from Johns Hopkins University and completed her residency at the University of Washington.
Our board of directors has concluded that Dr. Rosenstock should serve as a director because her depth of experience in medicine provides an ideal combination of knowledge about the industry in which we operate and the patients who benefit from our services. Her role at the helm of several educational institutions and programs speaks to her demonstrated leadership capabilities. Dr. Rosenstock’s former role at NIOSH provides her with a unique governmental perspective that is crucial to an understanding of the highly regulated and ever-changing environment in which we operate our business.
Boyd W. Hendrickson. Mr. Hendrickson has served as our Chief Executive Officer and Chairman of the Board since December 2005, having served as our Chief Executive Officer since April 2002 and as a member of our board of directors since August 2003. Since 2005, Mr. Hendrickson has served as a managing member of Executive Search Solutions, LLC, a provider of recruiting services to the healthcare services industry.
Prior to joining us, Mr. Hendrickson served as President and Chief Executive Officer of Evergreen Healthcare, Inc., an operator of long-term healthcare facilities, from January 2000 to April 2002. From 1988 to January 2000, Mr. Hendrickson served in various senior management roles, including President and Chief Operating Officer, of Beverly Enterprises, Inc., one of the nation’s then largest long-term healthcare companies, where he also served on the board of directors. Mr. Hendrickson was also co-founder, President and Chief Operating Officer of Care Enterprises, and Chairman and Chief Executive Officer of Hallmark Health Services. Mr. Hendrickson also serves on the board of directors of LTC Properties, Inc., a publicly traded real estate investment trust that invests primarily in the long-term care sector of the healthcare industry.
Mr. Hendrickson’s knowledge of all aspects of our business and his historical understanding of our operations, combined with his nearly 40 years of experience as an executive in the long-term healthcare industry and governance experience, position him well to serve as our Chairman and Chief Executive Officer and led our board of directors to conclude that he should serve as a director. His demonstrated leadership capabilities set the tone for an educated and efficient board of directors. Additionally, by serving in the roles of Chief Executive Officer and Chairman of the Board, Mr. Hendrickson is able to effectively bridge the interests of management and the board of directors, ensuring that both groups act with a common purpose and strategy.

Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders
Robert M. Le Blanc. Mr. Le Blanc joined our board of directors in October 2005. Since 1999, Mr. Le Blanc has served as Managing Director of Onex Corporation, a diversified investment corporation and our largest stockholder. Mr. Le Blanc serves on the board of directors of Magellan Health Services, Inc., a NASDAQ-listed diversified specialty healthcare management organization, as well as Res-Care, Inc., a human service company for the disabled, Center for Diagnostic Imaging, Inc., a national network of outpatient diagnostic imaging centers, Cypress Insurance Group, Inc., a full service insurance agency, First Berkshire Hathaway Life Insurance Company and Connecticut Children’s Medical Center. Mr. Le Blanc is Chairman of the Board of The Warranty Group, a provider of warranty and service contracts, and Carestream Health, Inc., a provider of medical and dental imaging systems.
Prior to joining Onex in 1999, Mr. Le Blanc worked for Berkshire Hathaway for seven years. From 1988 to 1992, Mr. Le Blanc worked for General Electric.
Mr. Le Blanc’s breadth of experience on the boards of directors of several large public companies in the healthcare services industry underscores his tremendous contribution of operational knowledge and leadership skills to our board of directors and led the board of directors to conclude that he should serve as a director. Mr. Le Blanc’s various directorships, including his service on the governance and compensation committees of several public companies, have provided him with valuable experience in crafting solutions to the complex issues faced by public companies operating within a dynamic regulatory and political environment.

Michael E. Boxer. Mr. Boxer has served as a member of our board of directors since April 2006. Mr. Boxer has served as President of The Enterprise Group, Ltd., a health care financial advisory firm, since July 2008. Since May 2010 Mr. Boxer has also served as a member of the board of directors and chairman of the audit committee of American Renal Holdings Inc., a national provider of kidney dialysis services, and he has served as a member of the board of directors of Remedi SeniorCare Holding Corporation, an institutional pharmacy provider, since September 2011.
Previously, Mr. Boxer served as the Chief Financial Officer of HealthMarkets, Inc., a provider of health and life insurance products to individuals and small groups from September 2006 until June 2008. From March 2005 to September 2006, Mr. Boxer was the President of The Enterprise Group, Ltd. Mr. Boxer was the Executive Vice President and Chief Financial Officer of Mariner Health Care, Inc., a provider of skilled nursing and long-term health care services, from January 2003 until its sale in December 2004. From July 1998 to December 2002, Mr. Boxer served as Senior Vice President and Chief Financial Officer of Watson Pharmaceuticals, Inc., a NYSE-listed specialty pharmaceuticals company. Prior to his tenure at Watson, Mr. Boxer was an investment banker at Furman Selz, LLC, a New York-based investment bank.
Mr. Boxer’s extensive financial and senior management experience, particularly as a Chief Financial Officer of several large companies, enables him to contribute financial expertise and insight to our board of directors. Mr. Boxer’s financial background and experience qualify him as an “audit committee financial expert” under SEC rules. Coupled with his hands-on experience as a leading executive at a health care financial advisory firm and a skilled nursing and long-term health care services company, Mr. Boxer possesses a practical understanding of our operations and business model that allows him to effectively communicate issues to the rest of our board of directors. For these reasons our board of directors has concluded that Mr. Boxer should serve as a director.
Bruce A. Yarwood. Mr. Yarwood has served as a member of our board of directors since February 2011. From August 2005 through December 2010, Mr. Yarwood served as the President and Chief Executive Officer of the American Health Care Association (AHCA), the nation’s largest association of long term and post-acute care providers. From 1989 until joining AHCA in 2005, Mr. Yarwood was a partner with Helmsin Yarwood & Associates, a management consulting and issues advocacy firm that served as a primary lobbyist for AHCA. During the 1970s Mr. Yarwood held executive positions with the California Department of Health and was responsible for the California Medicaid program, also known as Medi-Cal. Mr. Yarwood also serves on the board of directors of RCS Oxygen Company, a respiratory supplies, oxygen delivery and respiratory therapy support company, of CFG Community Bank, a commercial bank in Maryland, and of the Foundation for the Future of Aging, a charitable foundation dedicated to improving the lives of older Americans and the disabled. Mr. Yarwood has over 36 years of management, operational and advocacy experience in the long term care industry.
Mr. Yarwood’s extensive experience and significant contacts within the long-term care industry and the regulatory authorities who oversee it are great assets to our company and led our board of directors to conclude that he should serve as a director. His deep understanding of the business and regulatory environments in which we operate makes him a great resource for our board of directors and management, and also allows him to offer a uniquely informed perspective on many of the items our company and board of directors are called upon to address.

Directors Continuing in Office Until the 2014 Annual Meeting of Stockholders
M. Bernard Puckett. Mr. Puckett has served as a member of our board of directors since February 2008. From 2004 until May 2011, Mr. Puckett served as a member of the board of directors of Direct Insite Corporation, a global provider of electronic invoice presentment and payment services. Mr. Puckett served as a director of IMS Health Incorporated, a leading provider of information to the pharmaceutical industry, from 1998 until IMS Health’s acquisition by investment funds managed by TPG Capital and the CPP Investment Board in February 2010. Prior to joining our board of directors, Mr. Puckett served as a director of Openwave Systems, a NASDAQ-listed worldwide leader of open IP-based communication infrastructure software and applications to the wireless communications industry, beginning in November 2000 and as Chairman of the Board from October 2002 until September 2007. From January 1994 to January 1996, Mr. Puckett was with Mobile Telecommunications Technologies, a telecommunications firm, serving most recently as its President and Chief Executive Officer. Prior to that, Mr. Puckett served as Senior Vice President of Strategy and Business Development for IBM Corp.
Mr. Puckett contributes considerable executive management and directorial experience to our board of directors stemming from his directorships at IMS Health Incorporated, Direct Insite Corporation and Openwave Systems and his executive leadership experience Mobile Telecommunications Technologies and IBM. His experience leading companies in a wide range of industries speaks to Mr. Puckett’s versatility and ability to adapt to a company’s operational needs as they evolve and led our board of directors to conclude he should serve as a director.
Glenn S. Schafer. Mr. Schafer has served as a member of our board of directors since April 2006. Since December 2007, Mr. Schafer has served on the board of directors of Janus Capital Group, a NYSE-listed asset manager, and currently serves on its audit committee. He also has served on the board of directors of Beckman Coulter, Inc., a NYSE-listed diagnostics and medical device company, since 2002 and became Lead Independent Director in February 2010 and Non-executive Chairman in September 2010. Mr. Schafer serves on the board of directors of the Michigan State University Foundation, a non-profit entity that supports the university’s strategic needs, as well as on the board of directors of GeoOptics, Inc., an environmental earth observation company.

Previously, Mr. Schafer held various executive capacities at Pacific Life Insurance Company, a provider of life insurance products, annuities and mutual funds, having served as Vice Chairman from April 2005 until his retirement on December 31, 2005, President and a director since 1995, Executive Vice President and Chief Financial Officer from 1991 to 1995, Senior Vice President and Chief Financial Officer from 1987 to 1991 and Vice President, Corporate Finance from 1986 to 1987. Mr. Schafer also served as a director of Scottish Re Group Limited, a publicly traded (OTC) global life reinsurance specialist, from 2001 to 2005 and 2007 to 2008.
Mr. Schafer brings financial expertise and demonstrated leadership and governance experience with large NYSE-listed companies to our board of directors. His experience as President and Chief Financial Officer of Pacific Life Insurance Company allows for the contribution of valuable management and financial insight to the board of directors and provides him with a keen understanding of the interplay between our operations and financial results. Mr. Schafer’s experience at Pacific Life, overseeing a wide array of that company’s financial products, coupled with his current experience on the audit committee of Janus Capital Group, provide the foundation for applying his knowledge to the day-to-day responsibilities of our Audit Committee. For these reasons our board of directors has concluded that Mr. Schafer should serve as a director.
William C. Scott. Mr. Scott has served as a member of our board of directors since March 1998 and served as our Chairman of the Board from March 1998 until April 2005.
Mr. Scott held various positions with Summit Care Corporation, which we acquired in March 1998, beginning in December 1985, including Chief Executive Officer and Chief Operating Officer. Mr. Scott served as our Chairman of the Board at the time of the filing of our voluntary petition for protection under Chapter 11 of the U.S. Bankruptcy Code in October 2001. Mr. Scott served as Senior Vice President of Summit Health, Ltd., Summit’s former parent company, from December 1985 until its acquisition by OrNda Healthcorp in April 1994. Mr. Scott serves on the board of directors of City of Hope, a National Cancer Institute-designated comprehensive cancer center.
Mr. Scott’s over 38 years of management experience in the healthcare industry combined with his long-standing history with Skilled Healthcare, its predecessor and Summit Care provide him with a wealth of institutional knowledge and a deep and unique understanding of our operations and industry, including an understanding of the manner in which we have overcome past challenges. Having a balance of operational and governance experience additionally allows Mr. Scott to act as a bridge between management and the board of directors. For these reasons our board of directors has concluded that Mr. Scott should serve as a director.

CORPORATE GOVERNANCE
Our board of directors has adopted corporate governance guidelines that provide the framework for our overall governance practices. Our board has also adopted a code of conduct, which contains general guidelines for conducting our business that applies to all of our employees, including our principal executive officer, our principal financial officer, our principal accounting officer and our controller. See “— Code of Business Conduct and Ethics.” Our guidelines and code of conduct can be found on the corporate governance page in the investor information section of our website at www.skilledhealthcaregroup.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Board Leadership Structure
Our Chairman and Chief Executive Officer roles have been combined since December 2005. Our board of directors has determined that balancing the combined role of Chairman and Chief Executive Officer with a lead director position is most appropriate for our company at this time. This structure is also appropriate in light of our status as a “controlled company” under NYSE rules, with more than 50% of our voting power held by one stockholder. The combined Chairman and Chief Executive Officer role provides the optimum avenue for promoting accountability among senior management and directors. Mr. Hendrickson’s in-depth knowledge of our operations and the market in which we compete, coupled with his ability to promote effective communication between the board and management, results in consistent leadership and an alignment of strategic objectives between our board of directors and business teams.
Six of our ten current directors are “independent” directors, as defined by New York Stock Exchange standards, and after the annual meeting, five of our nine directors will be independent directors. To promote open discussion among our non-management directors, our independent directors meet in regularly scheduled executive sessions without management participation. The executive sessions are presided over by Mr. Le Blanc, who is our presiding non-employee director (also referred to as our “Lead Director”). As Lead Director, Mr. Le Blanc is able to set the agenda of the executive sessions and take any follow-up action as he deems necessary.
In addition to the Lead Director’s role with respect to executive sessions, the lead director position serves to provide oversight of the board. Mr. Le Blanc serves as a Managing Director of Onex Corporation, which holds a majority of the voting power of our outstanding voting stock. Having a lead director structure also maximizes the opportunity for each director to contribute his or her input at board meetings by enabling Mr. Le Blanc to field questions from and track issues raised by other directors in between and during meetings. In this fashion, Mr. Le Blanc is able to serve as an intermediary between non-management directors and the rest of the board and helps to ensure that all material issues are given due consideration.
The board recognizes the importance of regularly evaluating our particular circumstances to determine if our leadership structure continues to serve the best interests of us and our stockholders. To this end, the board from time to time has assessed, and will continue to assess, whether its leadership structure remains the most appropriate for our organization.

Board Independence
We are a “controlled company” as defined in applicable NYSE corporate governance rules. Our board of directors performs an analysis, at least annually, as to whether each member of our board of directors is independent. We have adopted the definition of “independence” set forth in applicable NYSE corporate governance rules.
For a director to be considered independent, our board of directors must determine that the director does not have any direct or indirect material relationship with us. Our board of directors has established guidelines to assist it in determining director independence, which conforms to the independence requirements in the NYSE listing requirements. In addition to applying these guidelines, our board of directors will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

Our board of directors makes and publicly discloses its independence determination for each director when the director is first elected to our board of directors and annually thereafter for all directors.
In accordance with our guidelines, our board of directors undertook its annual review of director independence in February 2012. During this review, our board of directors considered transactions and relationships between each director (including nominees for director), or any member of his or her immediate family, and us and our subsidiaries and affiliates in each of the most recent three completed fiscal years. Our board of directors also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder). Our board of directors considered that in the ordinary course of business, transactions may occur between us and our subsidiaries and companies at which some of our directors are or have been officers. Our board of directors also considered charitable contributions to not-for-profit organizations of which our directors or immediate family members are affiliated, none of which approached the thresholds set forth in our corporate governance guidelines. In making its independence determinations, our board of directors considered all relationships between us and the director and the director’s family members, including, with respect to director nominees and continuing directors:

•
Boyd W. Hendrickson currently serves as our Chief Executive Officer. Mr. Hendrickson is also a member of the board of directors for LTC Properties, Inc., which owns five skilled nursing facilities in New Mexico that are leased and operated by several of our affiliated companies. Mr. Hendrickson also serves as a managing member and holds a 30% beneficial ownership interest in Executive Search Solutions, LLC, a provider of recruiting services to the healthcare services industry, which we use to provide us with qualified candidates based on our specified criteria.

•
Jose C. Lynch currently serves as our President and Chief Operating Officer. Mr. Lynch also serves as a managing member and holds a 30% beneficial ownership interest in Executive Search Solutions, LLC (described in the first bullet point above).

•
Robert M. Le Blanc currently serves as the Managing Director of Onex Corporation, our largest stockholder. We pay Onex Partners Manager LP, an affiliate of Onex Corporation, $500,000 annually for corporate finance and strategic planning consulting services.

•	William C. Scott is currently employed with us on a part-time basis assessing potential acquisition opportunities and advising on other miscellaneous matters.

•
Michael D. Stephens served as Chairman of the Board of Cal-Optima, an integrated healthcare system that administers health insurance programs for Orange County children, low-income families, and persons with disabilities, from July 2007 until August 2011. Mr. Stephens abstained from voting on matters brought before either board that related to the other entity or in the case of Cal-Optima’s board, that relate to skilled nursing facility payments in any way.

Please see the relationships discussed under “Certain Relationships and Related Transactions” for a description of other relationships considered by our board of directors and more detail regarding our arrangement with Executive Search Solutions, LLC. As a result of this review, our board of directors has determined that Dr. Rosenstock and each of Messrs. Boxer, Puckett, Schafer, Stephens and Yarwood is an independent member of our board of directors under the independence standards established in our corporate governance guidelines and the listing standards of the NYSE and has no material relationship with us that would impair such director’s independence.

Board Meetings
Our board of directors held 11 meetings during fiscal year 2011. During fiscal year 2011, all directors who were then serving attended at least 75% of the combined total of (i) all board meetings (while such director was a member of our board) and (ii) all meetings of committees of our board of directors of which the director was a member. The Chairman of the Board or his designee, taking into account suggestions from other board members and executive officers, establishes the agenda for each board meeting and distributes it in advance to each member of our board of directors. Each board member is free to suggest the inclusion of items on the agenda. Our board of directors regularly meets in executive session without management present. Mr. Le Blanc has been appointed our presiding non-employee director to preside at such executive sessions. We have a policy that our directors will make reasonable efforts to attend the annual meeting of stockholders. Nine of our ten board members who were in office at the time of the 2011 annual meeting of stockholders attended that meeting.

Committees of the Board of Directors
Our board of directors maintains a standing Audit Committee, Corporate Governance, Quality and Compliance Committee and Compensation Committee. To view the charter of each of these committees please visit the corporate governance page in the investor information section of our website at www.skilledhealthcaregroup.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
We are a “controlled company” as that term is set forth in Section 303A of the NYSE Listed Company Manual because more than 50% of our voting power for the election of directors is held by Onex Corporation and its affiliates. Under the NYSE rules, a “controlled company” may elect not to comply with certain NYSE corporate governance requirements, including (1) the requirement that a majority of our board of directors consist of independent directors, (2) the requirement that the our nominating/corporate governance committee (i.e., our Corporate Governance, Quality and Compliance Committee) be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that our Compensation Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (4) the requirement for an annual performance evaluation of the Corporate Governance, Quality and Compliance Committee and the Compensation Committee. We elect to be treated as a controlled company and thus utilize some of these exemptions, as described below. At all times during 2011 we had a board of directors comprised of a majority of independent directors. Furthermore, a majority, but not all, of the members of our Corporate Governance, Quality and Compliance Committee and our Compensation Committee are independent directors.
The membership of our standing committees as of the record date is as follows:

Director	Independent Under NYSE Standards	Audit Committee	Corporate Governance, Quality and Compliance Committee	Compensation Committee
Boyd W. Hendrickson	No
Jose C. Lynch	No		*
Robert M. Le Blanc	No			*
Michael E. Boxer	Yes	“C”
M. Bernard Puckett	Yes	*		*
Linda Rosenstock, M.D.	Yes		*
Glenn S. Schafer	Yes	*		“C”
William C. Scott	No
Michael D. Stephens	Yes		“C”	*
Bruce A. Yarwood	Yes		*
___________________
* Member
“C” Chair

Audit Committee
We have a standing Audit Committee. The Audit Committee has sole authority for the appointment, compensation and oversight of our independent registered public accounting firm and our independent internal auditors, and responsibility for reviewing and discussing, prior to filing or issuance, with our management and our independent registered public accounting firm (when appropriate), our audited and unaudited consolidated financial statements included in our Annual Report on Form 10-K and earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter.
Throughout fiscal year 2011, Michael E. Boxer (Chairman), M. Bernard Puckett and Glenn S. Schafer were the members of the Audit Committee. Our board of directors has determined that all Audit Committee members are financially literate under the current listing standards of the NYSE and are independent under the NYSE standards and the requirements of SEC Rule 10A-3. Our board has also determined that Mr. Boxer qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act of 1934, as amended, or the Exchange Act. During fiscal year 2011, the Audit Committee held four meetings.
Corporate Governance, Quality and Compliance Committee
We have a standing Corporate Governance, Quality and Compliance Committee, or the Corporate Governance Committee. Throughout fiscal year 2011, Michael D. Stephens (Chairman), Jose C. Lynch, Dr. Linda Rosenstock and Bruce A. Yarwood (beginning February 17, 2011) were the members of the Corporate Governance Committee. Our board has determined that Dr. Rosenstock and Messrs. Stephens and Yarwood qualify as independent directors under the NYSE standards. During fiscal year 2011, the Corporate Governance Committee held five meetings.
The purpose of the Corporate Governance Committee is to make recommendations concerning the size and composition of our board and its committees, oversee and evaluate and recommend candidates for election as directors, develop, implement and review our corporate governance policies, evaluate our board and management, and review and oversee our policies and procedures that support and enhance the quality of care provided by our affiliates and compliance with applicable laws, regulations and industry guidelines. The Corporate Governance Committee works with our board of directors as a whole on an annual basis to determine the appropriate skills and characteristics required of board members in the context of the current make-up of our board of directors and its committees.
Our entire board of directors is responsible for nominating members for election to our board of directors and for filling vacancies on our board of directors that may occur between annual meetings of the stockholders. The Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the entire board for prospective board membership. In evaluating the suitability of individuals, the Corporate Governance Committee considers many factors, including:

•	good judgment, honesty, high ethics and standards of integrity, fairness and responsibility;

•
experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company;

•	experience in our industry and with relevant social policy concerns;

•	understanding of our business on a technical level;

•	experience as a board member of another publicly held company;

•	academic expertise in an area related to our operations;

•	practical and mature business judgment, including ability to make independent analytical inquiries; and

•	the ability to represent the interests of our stockholders and exercise sound business judgment.

When formulating its board membership recommendations, the Corporate Governance Committee also considers any advice and recommendations offered by our Chairman and Chief Executive Officer. The Corporate Governance Committee may also review the composition and qualification of the board of directors of our competitors or other companies and may seek input from industry experts.
In determining whether to recommend a director for re-election, the Corporate Governance Committee also considers our board of directors’ and each committee’s annual performance self-evaluation as well as annual individual director evaluations, which address the director’s past attendance at meetings and participation in and contributions to the activities of our board of directors and the like. All existing directors are required to attend director education courses every three years and the Corporate Governance Committee considers continuing education to be an important attribute for continuing service on the board.
The Corporate Governance Committee evaluates each individual in the context of our board of directors as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment. Included in this evaluation is a consideration of the diversity each director or nominee brings to our board, with diversity reflecting varied industry experience, gender and ethnicity.
The Corporate Governance Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholder recommendations should be submitted to us under the procedures discussed in “Other Matters — Stockholder Proposals and Nominations,” and should include the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate, and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the recommending stockholder’s name, address, the number of shares beneficially owned and the time period those shares have been held.
Compensation Committee
We have a standing Compensation Committee. Glenn S. Schafer (Chairman), Robert M. Le Blanc, M. Bernard Puckett and Michael D. Stephens were the members of the Compensation Committee throughout fiscal year 2011. Our board has determined that Messrs. Schafer, Puckett and Stephens qualify as independent directors under applicable NYSE standards. Mr.

Le Blanc, who is not an independent director under applicable NYSE standards, typically abstains from committee votes on executive compensation that is intended to be performance-based and on similar matters. The Compensation Committee held three meetings in fiscal year 2011.
The Compensation Committee reviews and establishes our compensation philosophy, the compensation of our Chief Executive Officer, and the compensation of all other officers who earn a base salary of $250,000 or more. The Compensation Committee also has direct access to third party compensation consultants, and reviews any grant of stock options, restricted stock or other equity awards to eligible employees under our equity incentive plans.
The Compensation Committee also makes recommendations to our board with respect to our incentive-compensation plans and equity-based plans and reviews and approves all executive officers’ employment agreements and severance arrangements. The Compensation Committee also manages and periodically reviews all annual bonus, long-term incentive compensation and equity incentive plans (including restricted stock plans, long-term incentive plans, management incentive plans and others). The Compensation Committee also determines annually (typically during the first quarter) the annual cash bonuses to be awarded to our executive officers and certain members of senior management based upon pre-established financial performance criteria set under our annual performance bonus program. To assist the Compensation Committee, our Chief Executive Officer may make recommendations regarding our other executive officers’ compensation based on his evaluation of the performance of each other executive officer against objectives established at the beginning of each year, the officer’s scope of responsibilities, our financial performance, retention considerations and general economic and competitive conditions.
In addition, the Compensation Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion, and the Compensation Committee has the sole authority to approve related fees and other retention terms. The Compensation Committee has engaged Pearl Meyer & Partners, LLC, or the consultant, to advise the Compensation Committee on an ongoing basis as an independent compensation consultant. The consultant reports directly to the Compensation Committee. While conducting assignments, the consultant interacts with our management when appropriate. Specifically, our Executive Vice President, General Counsel, Chief Administrative Officer and Secretary and our senior human resources personnel interact with the consultant from time to time to provide relevant company and executive compensation data. In addition, the consultant may seek feedback from the Chairman of the Compensation Committee, other members of our board of directors or the Chief Executive Officer regarding its work prior to presenting study results or recommendations to the Compensation Committee. The consultant, when invited, attends meetings of the Compensation Committee. The Compensation Committee determines when to hire, terminate or replace the consultant, and the projects to be performed by the consultant. During 2009, the consultant, at the request of the Compensation Committee, performed a comprehensive review of the competitiveness of our senior management compensation programs. The consultant also provided guidance to the Compensation Committee in February 2012 regarding payouts under our executive incentive compensation programs for 2011, as well as the structure of our executive incentive compensation programs for 2012. The Compensation Committee may engage the consultant to conduct additional reviews of our senior management compensation programs in the future.

Risk Oversight
While our board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board of directors also have responsibility for overseeing specific areas of risk management, as set forth below. The committees periodically provide updates to the board of directors regarding significant risk management issues and related matters.

Committee	Primary Risk Oversight Responsibility
Audit Committee	Overseeing financial risk, capital risk and financial compliance risk and internal controls over financial reporting.
Compensation Committee	Overseeing our compensation philosophy and practices and evaluating the balance between risk-taking and rewards to senior officers, as further discussed below.
Corporate Governance, Quality and Compliance Committee
Evaluating each director’s independence and the effectiveness of our Corporate Governance Guidelines and Code of Conduct, planning for Chief Executive Officer succession, overseeing management’s succession planning and overseeing quality of care and regulatory compliance risks.

We continue to refine our Enterprise Risk Management, or ERM, program. Implementing and refining our ERM program has enabled us to formalize our risk governance procedures and risk philosophy, as well as identify and assess enterprise risks and their potential impact and likelihood of occurrence. Our board of directors plays an important role in the oversight of the

ERM program, including overseeing the ERM dashboard, one of the mechanisms that is used to monitor the degree of risk associated with our business and helps management manage risk. The ERM program has been designed to be dynamic so that management may respond to a broad range of potential risks on a continuous basis. Currently, our board of directors receives quarterly reports on management’s ERM initiatives, including a baseline identification, prioritization and assessment of potential risks in the areas of operations, finance, human resources, strategy, legal, regulatory and technology. An additional component of the quarterly reports to our board of directors is the presentation of proposed responses to identified risks, planning and implementation of control activities designed to mitigate identified or potential risks, and an evaluation of the achievement of objectives established through our ERM dashboard.

Communication with the Board of Directors
Interested persons, including our stockholders, may communicate with our board of directors, including the non-management directors, by sending a letter to our Corporate Secretary at our office located at 27442 Portola Parkway, Suite 200, Foothill Ranch, California 92610. Our Corporate Secretary will submit all correspondence to our Lead Director and to any specific director to whom the correspondence is directed.
Code of Business Conduct and Ethics
We maintain a code of business conduct and ethics (entitled “Skilled Healthcare Group Code of Conduct”), which is applicable to our directors, officers and employees and any independent contractors performing functions similar to those of employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. You can access our code of business conduct and ethics, free of charge, on the corporate governance page in the investor information section of our website at www.skilledhealthcaregroup.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement. In the event of any future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers, we intend to disclose such amendments or waivers at the same location on our website identified above.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS
The following table shows ownership of our common stock as of March 23, 2012, based on 21,571,535 shares of Class A common stock and 16,936,905 shares of Class B common stock outstanding on that date, by (i) each person known to us to own beneficially more than five percent (5%) of any class of our capital stock; (ii) each director; (iii) our Chief Executive Officer, our Chief Financial Officer, and each of our other three most highly compensated executive officers for the year ended December 31, 2011 (collectively, the “Named Executive Officers”); and (iv) all of our current directors and executive officers as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable.

	Shares Beneficially Owned
	Shares of Class A Common Stock (1)	Rights to Acquire Class A Common Stock (2)	Class A Percentage	Shares of Class B Common Stock	Class B Percentage	Percentage of Outstanding Vote
Stockholders holding 5% or more:
Onex Corporation(3)	--	--	*	14,750,623	87.1%	77.3%
Black Rock, Inc.(4)	1,258,210	--	5.8%	--	--	*
LSV Asset Management(5)	1,676,761	--	7.8%	--	--	*
The Vanguard Group, Inc.(6)	1,126,245	--	5.2%	--	--	*
Directors:
Michael E. Boxer	27,337	--	*	16,584	*	*
Boyd W. Hendrickson	803,175	89,093	4.1%	475,184	2.8%	3.0%
Robert M. Le Blanc(7)	--	--	*	14,750,623	87.1%	77.3%
Jose C. Lynch	210,858	127,501	1.6%	416,700	2.5%	2.4%
M. Bernard Puckett	7,307	--	*	--	--	*
Linda Rosenstock, M.D.	8,125	--	*	--	--	*
Glenn S. Schafer	35,586	--	*	5,917	*	*
William C. Scott	438,773	--	2.0%	61,046	*	*
Michael D. Stephens	22,837	--	*	--	--	*
Bruce A. Yarwood	--	--	--	--	--	--
Other Named Executive Officers:
Devasis Ghose	167,101	173,378	1.6%	--	--	*
Roland G. Rapp	225,842	86,955	1.5%	168,294	1.0%	1.0%
Matt Moore	51,290	13,252	*	--	--	*
All current executive officers and directors as a group (21 persons)	2,427,541	533,052	13.7%	15,948,495	94.2%	85.1%
____________________
* Less than 1%

(1)
Includes shares of unvested restricted Class A common stock as follows: Boyd W. Hendrickson — 297,276; Jose C. Lynch — 145,693; Devasis Ghose — 78,913; Roland G. Rapp — 92,574; and Matt Moore — 35,738; shares of unvested restricted Class A common stock held by all current executive officers and directors as a group — 806,584.

(2)
Represents shares which the person or group has a right to acquire within sixty (60) days of March 23, 2012, upon the exercise of options. Shares of Class A common stock subject to options which are currently exercisable or which become exercisable within sixty (60) days of March 23, 2012 are deemed to be beneficially owned by the person holding such options for the purposes of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.

(3)
According to the Schedule 13G filed with the SEC on February 14, 2008 by (i) Onex Corporation, an Ontario, Canada corporation (ii) Onex Partners LP, a Delaware limited partnership, (iii) Onex US Principals LP, a Delaware limited partnership (iv) Skilled Executive Investco LLC, a Delaware limited liability company (v) Onex Skilled Holdings Limited, a Gibraltar limited liability company and (vi) Gerald W. Schwartz. Onex Corporation is the direct parent company of Onex Partners GP, Inc., which is the general partner of Onex Partners GP LP, which is the general partner of Onex Partners LP. Onex Corporation owns all of the equity of Onex American Holdings GP LLC, the general partner of Onex US Principals LP. Mr. Schwartz is the Chairman, President and Chief Executive Officer of Onex Corporation and owns shares representing a majority of the voting rights of the shares of Onex Corporation and, as such, has voting and investment power with respect to, and accordingly may be deemed to own beneficially, all of the shares of our Class B common stock beneficially owned by Onex Corporation. Mr. Schwartz disclaims beneficial ownership of all of the shares except to the extent of his pecuniary interest therein. Onex Corporation is deemed to beneficially own and has shared voting and dispositive power over all of such shares. Includes: 11,293,552 shares beneficially owned by Onex Partners LP as to which it is deemed to have shared power to vote and direct the disposition, 68,820 shares beneficially owned by Onex US Principals LP as to which it is deemed to have shared power to vote and direct the disposition, 196,715 shares beneficially owned by Skilled Executive Investco LLC as to which it is deemed to have shared power to vote and direct the disposition and 3,191,536 shares beneficially owned by Onex Skilled Holdings Limited as to which it is deemed to have shared power to vote and direct the disposition. The addresses are: Onex Corporation and Gerald Schwartz — 161 Bay Street P.O. Box 700, Toronto, Ontario, M5J 2S1, Canada; Onex Partners LP and Skilled Executive Investco LLC — c/o Onex Corporation, 112 Fifth Avenue, New York, New York 10019; Onex US Principals LP and Onex Skilled Holdings Limited — 421 Leader Street, Marion, Ohio 43302.

(4)
According to the Schedule 13G/A filed with the SEC on February 8, 2012 by Black Rock, Inc., a Delaware corporation and an investment adviser (“BlackRock”). Includes 1,258,210 shares of our Class A common stock as to which BlackRock has sole power to vote or direct the vote, and 1,258,210 shares of our Class A common stock of which it has the sole power to dispose or direct the disposition of. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

(5)
According to the Schedule 13G filed with the SEC on February 8, 2012 by LSV Asset Management, a Delaware corporation and an investment adviser (“LSV”). Includes 1,676,761 shares of our Class A common stock as to which LSV has sole power to dispose or direct the disposition of. This amount includes 776,261 shares of our Class A common stock as to which LSV has sole power to vote or direct the vote. The address for LSV is 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606.

(6)
According to the Schedule 13G filed with the SEC on February 8, 2012 by The Vanguard Group, Inc., a Pennsylvania corporation and an investment advisor (“Vanguard”). Includes 22,338 shares of our Class A common stock as to which Vanguard has sole power to vote or direct the vote and sole power to dispose or direct the disposition of, and 1,103,907 shares of our Class A common stock as to which Vanguard has shared power to vote or direct the vote and shared power to dispose or direct the disposition of. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(7)	Mr. Le Blanc serves as a Managing Director of Onex Corporation. As a result, Mr. Le Blanc may be deemed to beneficially own the shares of Class B common stock beneficially owned by Onex Corporation.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on a review of copies of such forms received with respect to fiscal year 2011 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a), except that, due to an administrative oversight, Mr. Scott filed a late Form 4 in November 2011 to reflect the settlement earlier that month of restricted stock units previously granted to him.

Equity Compensation Plan Information
The following table provides information, as of December 31, 2011, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our board of directors upon exercise of options, warrants or rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Plans approved by stockholders	1,244,769	$9.11	1,974,073
Plans not approved by stockholders	—	—	—
Total	1,244,769	$9.11	1,974,073
___________________________

(a)
Represents options to purchase 1,037,299 shares of common stock and restricted stock units covering 207,470 shares of common stock in each case outstanding as of December 31, 2011 under the Amended and Restated Skilled Healthcare Group, Inc. Incentive Award Plan, or the 2007 Plan.

(b)
Represents the weighted-average exercise price of outstanding options under the 2007 Plan. No exercise price is payable in connection with the issuance of shares covered by the restricted stock units outstanding as of December 31, 2011.

(c)
Represents the number of shares remaining available for issuance under the 2007 Plan as of December 31, 2011. As of March 23, 2012, 1,333,448 shares remained available for issuance under the 2007 Plan.

OUR EXECUTIVE OFFICERS
The following sets forth biographical information regarding our executive officers (as defined in applicable SEC rules) as of March 23, 2012, other than Messrs. Hendrickson and Lynch, whose biographical information is set forth above under “Director Biographical Information.”
Devasis Ghose, 58, Executive Vice President, Treasurer and Chief Financial Officer. Mr. Ghose joined Skilled Healthcare in January 2008. Between December 2006 and December 2007, Mr. Ghose served as Managing Director International of Green Street Advisors, an independent research, trading, and consulting firm concentrating on publicly traded real estate securities. From June 2004 to August 2006, Mr. Ghose served as Executive Vice President and Chief Financial Officer of Shurgard Storage Centers, Inc., a publicly traded company that developed and operated self-storage properties in the United States and Europe that was acquired by Public Storage, Inc. Between May 2003 and May 2004, Mr. Ghose was associated as a Partner with Tatum Partners, a financial leadership and business consulting firm. From 1986 through February 2003, Mr. Ghose served as part of the executive team of HCP, Inc., a publicly traded company that invests primarily in real estate serving the healthcare industry in the United States, most recently as Senior Vice President, Finance and Treasurer. Prior to HCP, Inc., Mr. Ghose was with Price Waterhouse for five years as part of its U.S. operations and, prior to that, began his career in London with KPMG. Mr. Ghose serves on the board of directors of Community SeniorServ, Inc., a non-profit service organization dedicated to assisting older adults in maintaining their independence and well-being.
Roland G. Rapp, 50, Executive Vice President, General Counsel and Secretary. Mr. Rapp has served as our Executive Vice President, General Counsel and Secretary since March 2002. He has more than 28 years of experience in the healthcare and legal sectors. From June 1993 to March 2002, Mr. Rapp was the Managing Partner of the law firm of Rapp, Kiepen and Harman, and was Chief Financial Officer for SR Management Services, Inc. from November 1995 to March 2002, both based in Pleasanton, California. His law practice centered on healthcare law and primarily focused on long-term care. Prior to practicing law, Mr. Rapp served as a nursing home administrator and director of operations for a small nursing home chain. Mr. Rapp also served as the elected Chairman of the Board for the California Association of Health Facilities (the largest State representative of nursing facility operators) from November 1999 to November 2001. Mr. Rapp currently serves as the Chair of the American Health Care Association Legal Committee.

Matt Moore, 43 , Executive Vice President of Inpatient Operations of Skilled Healthcare, LLC. Mr. Moore has served as Executive Vice President of Inpatient Operations of Skilled Healthcare, LLC, one of our consolidated subsidiaries, since April 2010. Prior to that time he served as Area President, Midwest, since April 2007, and prior to that served as Vice President of Operations for Texas, Arizona and Missouri since August 1999. Mr. Moore joined our predecessor company in 1997, and has over 18 years of experience in the long-term care industry.
Christopher N. Felfe, 47, Senior Vice President, Finance and Chief Accounting Officer. Mr. Felfe has served as our Senior Vice President, Finance and Chief Accounting Officer since August 2007. Mr. Felfe served as our Controller from September 2006 to August 2007. From 2003 to 2006, Mr. Felfe served as Corporate Controller of Sybron Dental Specialties, Inc., a manufacturer of products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology. From 2000 to 2002, Mr. Felfe served as Corporate Controller of Datum Inc., a supplier of precise timing solutions for telecommunications and other applications.
Susan Thomas Whittle, 64, Senior Vice President and Chief Compliance Officer. Ms. Whittle has served as our Senior Vice President and Chief Compliance Officer since March 2006. She has over 26 years of experience in the healthcare industry. From 2005 to 2006, Ms. Whittle worked in private practice as an attorney-at-law. Her law practice centered on regulatory health law matters. From 2004 to 2005, she was retained by Mariner Health Care, Inc., a provider of skilled nursing and long-term healthcare services, as a litigation consultant. Prior to her work as a litigation consultant, Ms. Whittle served as Executive Vice President, General Counsel and Secretary of Mariner Health Care from 1993 to 2003.
D. Shane Peck, 55, President and Chief Operating Officer of Signature Home Health & Hospice, LLC. Mr. Peck has served as President and Chief Operating Officer of Signature Home Health & Hospice, LLC, one of our consolidated subsidiaries, since May 2010. Mr. Peck has served as an executive at a variety of companies that specialize in providing home health and hospice care services to Medicare and Medicaid beneficiaries, including as Managing Member of Rocky Mountain Hospice, LLC since May 2004, Vice President of Creekside Hospice, Inc. since November 2000, a member of Sun Valley Hospice, LLC since February 2005, a member of Legacy Hospice Care, LLC since February 2005, Vice President of Creekside Health Care, Inc. since September 1994, a member of Legacy Home Care, LLC since February 2004, Managing Member of Sun Valley Home Care, LLC since February 2005, and Managing Member of Hospice Solutions, LLC since March 2006. Mr. Peck has nearly 26 years of experience in the home health and hospice care industry, having previously served as President, Chief Executive Officer and Chief Financial Officer of Creekside Homecare from 1985 until its sale in 1995. Mr. Peck also served as President and Chief Executive Officer of Heritage Home Care Services from 1998 until its sale in 2005.
Kelly Smith, 45, Area President, Central, of Skilled Healthcare, LLC. Ms. Smith has served as Area President, Central, of Skilled Healthcare, LLC, one of our consolidated subsidiaries, since February 2008. Prior to that time Ms. Smith served as Vice President of Operations for Texas since December 1999. Ms. Smith joined our predecessor company in 1995 and has over 19 years of experience in the long-term care industry.
Holly Anderson, 51, Area President, Midwest, of Skilled Healthcare, LLC. Ms. Anderson has served as Area President, Midwest, of Skilled Healthcare, LLC, one of our consolidated subsidiaries, since April 2010. Ms. Anderson joined Skilled Healthcare, LLC in July 2007 and has served in a variety of operations management and administrative positions. Ms. Anderson served as administrator of the Meyer Care Center/John Knox Village continuing care retirement community in Higginsville, Missouri from February 2002 until joining Skilled Healthcare, LLC in July 2007. Ms. Anderson has over 17 years of experience in the long-term care industry.
Andrea Abbes, 41, Area President, Pacific, of Skilled Healthcare, LLC. Ms. Abbes has served as Area President, Pacific South, of Skilled Healthcare, LLC, one of our consolidated subsidiaries, since November 2009. Prior to that time she served as Vice President of Operations since 2001. Ms. Abbes has over 17 years of experience in the long-term care industry.
Jonathan R. Monks, 46, Senior Vice President of Signature Home Health & Hospice, LLC. Mr. Monks has served as Senior Vice President of Signature Home Health & Hospice, LLC, one of our consolidated subsidiaries, since May 2010. Mr. Monks has served as an executive at a variety of companies that specialize in providing home health and hospice care services to Medicare and Medicaid beneficiaries, including as a member of Rocky Mountain Hospice, LLC since 2004, President of Creekside Hospice, Inc. since 2000, President of Sun Valley Hospice, LLC since 2005, a member of Legacy Hospice Care, LLC since 2005, Vice President of Creekside Health Care, Inc. since 1994, a member of Legacy Home Care, LLC since 2004, Managing Member of Sun Valley Home Care, LLC since 2005, and a member of Hospice Solutions, LLC since 2006. Mr. Monks has over 22 years of experience in the healthcare industry.
Laurie Thomas, 41, President and Chief Operating Officer of Hallmark Rehabilitation GP, LLC. Ms. Thomas has served as President and Chief Operating Officer of Hallmark Rehabilitation GP, LLC, one of our consolidated subsidiaries, since February 2012. She previously joined Hallmark Rehabilitation GP, LLC to serve as its Chief Operating Officer in December 2010. From January 2002 until December 2010, Ms. Thomas served in management roles with RehabCare, most recently as Senior Vice President of Operations. Ms. Thomas has over 25 years of experience in the healthcare industry.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Role of the Compensation Committee
The Compensation Committee of our board of directors develops our executive compensation policies and determines the amounts and elements of compensation for our Named Executive Officers. The Named Executive Officers consist of Messrs. Boyd W. Hendrickson, our Chairman of the Board and Chief Executive Officer, Devasis Ghose, our Executive Vice President, Treasurer and Chief Financial Officer, Jose C. Lynch, our President and Chief Operating Officer, Roland G. Rapp, our Executive Vice President, General Counsel, Chief Administrative Officer and Secretary, and Matt Moore, our Executive Vice President of Inpatient Operations.
The Compensation Committee currently consists of three independent directors and one non-independent director as defined under NYSE rules. The Compensation Committee’s duties and responsibilities include evaluating executive, non-employee director and non-executive compensation plans, policies and programs for us and our subsidiaries. The Compensation Committee’s function is described in detail in its charter, which has been approved by our board of directors.
Compensation Philosophy & Objectives
We believe that compensation should reinforce business performance and attract, retain and reward the performance of executives and employees critical to our success. Our philosophy and approach to compensation seeks to:

•	Provide competitive total compensation opportunities that allow us to attract, retain and motivate critical executive talent;

•	Tie a significant portion of executive compensation to company and individual performance via short- and long-term incentive programs and equity awards; and

•
Provide incentives, particularly equity incentives, that align our executives’ and employees’ interests with those of our stockholders, creating an ownership culture focused on building our long-term value.

 We monitor achievement of these strategies and our competitive posture relative to the market through the compensation benchmarking process described below under “— Determination of Forms and Amounts of Compensation — Compensation Levels and Benchmarking.”
Compensation Structure
Although the structure may vary over time, our executive compensation program has four main components:

•	Base salary — fixed pay that takes into account an individual’s duties and responsibilities, experience, expertise and individual performance;

•
Annual cash bonus — variable cash incentive compensation designed to reward attainment of company and individual performance objectives, with target award opportunities expressed as a percentage of base salary

•
Long-term equity incentives — stock-based awards, including stock options and restricted stock, and performance-vested restricted stock that reflect the performance of our common stock, align executive officer and stockholder interests and encourage executive retention during the vesting period; and

•	Benefits and limited perquisites — including severance benefits, insurance benefits and certain other perquisites.

We believe that the elements of compensation identified above produce a well-balanced mix of security-oriented, retentive and at-risk compensation through base salary, benefits and perquisites and both short- and long-term performance incentives. Base salary, benefits and perquisites provide our executives with a measure of security as to the minimum level of remuneration they will receive. The annual cash incentive and long-term equity incentive components are intended to motivate the executive to focus on the business metrics that will produce a high level of value creation over the long-term. We believe that this approach not only leads to increases in stockholder value and long-term wealth creation for our executives, but also reduces the risk of losing critical executives to our competitors.
We consider the following factors when determining the allocation among current and long-term (equity) and cash and non-cash compensation each year: our short and long-term business objectives, our compensation philosophy, competitive trends within our industry and the importance of creating a performance-based environment that ties a significant portion of each executive’s compensation to the achievement of performance targets and increasing stockholder value. When considering a proposed compensation package for an executive or key employee, we consider the compensation package as a whole, as well as each element of total compensation individually.
Determination of Forms and Amounts of Compensation
The level and mix of compensation for our Named Executive Officers is also determined based on the Compensation Committee’s understanding of compensation levels for similar positions in the industry and the marketplace at large.
Compensation Consultants
The Compensation Committee has the authority to engage the services of independent compensation consultants to provide advice in connection with making executive compensation determinations. In April 2007 and August 2009, the Compensation Committee retained Pearl Meyer & Partners, LLC (“PM&P”) to conduct a compensation review of our Named Executive Officers. The 2007 engagement resulted in a comprehensive executive compensation review report delivered to the Compensation Committee in July 2007 (the “2007 Report”). The 2009 engagement also resulted in a comprehensive executive compensation report (the “2009 Report”). During 2008, PM&P additionally provided a comprehensive analysis of our long-term equity incentive award program. In 2010 and 2011, PM&P did not provide any analyses of our compensation programs or practices compared to our peer group or of compensation payable to our particular executive officers, but did provide the Compensation Committee with requested guidance from time to time regarding the administration of our executive compensation programs.
While conducting assignments, PM&P interacts with our management when appropriate. Specifically, our Executive Vice President, General Counsel, Chief Administrative Officer and Secretary and our senior human resources personnel interact with PM&P to provide relevant company and executive compensation data. In addition, PM&P may seek feedback from the chairman of the Compensation Committee, other members of our board of directors or our Chief Executive Officer in connection with PM&P’s work prior to presenting study results or recommendations to the Compensation Committee.
In the years PM&P has been retained, PM&P has provided only services directed by the Compensation Committee related to executive compensation and services directed by the Corporate Governance Committee related to director compensation. PM&P has not provided any other services to us. In conjunction with the 2008 long-term equity incentive analysis and review leading up to the production of the 2009 Report, PM&P also provided market data for selected senior vice president positions.
Compensation Levels and Benchmarking
In order to assess competitive compensation levels and practices, in July 2007, PM&P, at the direction of the Compensation Committee, conducted a comprehensive review of our top executives’ compensation forms and amounts, which was summarized in the 2007 Report. Competitive compensation levels were developed utilizing a combination of data reported for a peer group of industry competitors and compensation survey data. The survey data augmented the peer group data in order to develop “market consensus” compensation levels for each executive. Market consensus levels generally represented an equal (50%/50%) blend of peer group and survey data.
In follow-up to the recommendations contained in the 2007 Report, during 2008 PM&P assisted the Compensation Committee in developing a long-term incentive equity grant program for our executives and key senior management positions. With the advice of the consultant, we structured a program consisting of a combination of restricted stock awards, performance-based restricted stock awards and stock options vesting, in most instances, over a four-year period. See “— Equity Awards.”
The 2007 Report, which is described in further detail below, formed the basis for our compensation policies and decisions for 2008. In establishing compensation levels and the structure of our compensation program for 2009, 2010 and 2011, the Compensation Committee decided to retain the framework of our 2008 program, taking into consideration the 2008 PM&P report on our long-term equity incentive grant program, market conditions and industry developments.
For the 2007 Report, peer group data was analyzed from public filings for specific companies that the Compensation Committee considers appropriate comparisons for the purposes of developing executive compensation benchmarks. Our management and the Compensation Committee worked with PM&P to develop a list of peer companies that the Compensation Committee determined to be appropriate to include in our peer group because they are similar to us in terms of industry and size. The peer group included companies with retirement/aged care, medical nursing homes, medical outpatient/home medicine, and/or physical therapy/rehabilitation center operations, with comparable market capitalization and revenues. The following fifteen companies, along with survey data, were used for benchmarking purposes in July 2007:

Peer Group Companies	Revenue(1) (in millions)	Market Cap(2) (in millions)
Allied Healthcare International, Inc.	$295	$135
Amedisys, Inc.	$541	$968
Brookdale Senior Living, Inc.	$1,310	$4,792
Emeritus Corp.	$422	$678
Genesis Healthcare Corp.	$1,770	$1,356
Gentiva Health Services, Inc.	$1,107	$565
LHC Group, Inc.	$215	$528
Lincare Holdings, Inc.	$1,410	$3,361
National Healthcare Corp.	$563	$740
Odyssey Healthcare, Inc.	$410	$438
Psychiatrics Solutions, Inc.	$1,026	$2,118
RehabCare Group, Inc.	$615	$276
Sun Healthcare Group, Inc.	$1,046	$614
Sunrise Senior Living, Inc.	n/a	$1,971
VistaCare, Inc.	$236	$159
25th Percentile	$413	$483
Median	$589	$678
Average	$783	$1,247
75th Percentile	$1,091	$1,663
Skilled Healthcare Group, Inc.	$532	$593
______________________

(1)	Based on fiscal year end revenue available as of 5/31/2007 (generally fiscal year 2006).

(2)	Market capitalization as of 5/31/2007.
Compensation survey data was derived from the following survey sources:

•	Mercer — 2006 Executive Compensation Survey (all industries);

•	Mercer — 2006 Integrated Health Network Compensation Survey (hospital/facility system); and

•	Watson Wyatt — 2006/2007 Top Management Compensation Survey (healthcare and/or all industries).

In addition, a private survey source of executive compensation among companies across all industries with annual revenues below $1 billion was utilized.
The results of the 2007 competitive review indicated that total target direct compensation — base salaries, annual target performance-based bonuses and the annual value of long-term incentive/equity awards — for our top five positions, combined as a group, was between the 50th and 75th percentile market levels. The Compensation Committee confirmed this strategy and determined to generally set total target direct compensation between the 50th and 75th percentile market levels for our top executives as a group, assuming company, business unit and individual performance objectives are met at target levels. We have similar competitive objectives for each component of compensation:

•	Base salaries for our top executives as a group are generally targeted to be between the 50th and 75th percentile market levels;

•	Annual target bonus opportunities for our top executives as a group are generally targeted to be between the 50th and 75th percentile market levels; and

•	Long-term incentive/equity awards for our top executives as a group are generally targeted to provide annualized values between the 50th and 75th percentile market levels.

The results of the 2009 competitive review indicated that total target direct compensation — base salaries, annual target performance-based bonuses and the annual value of long-term incentive/equity awards — for our Named Executive Officers as a group (all five positions combined) was between the 50th and 75th percentile market levels. The 2009 review was based on a peer group comprised of the same companies as the 2007 Report peer group, except for the removal (due to acquisition) of

Genesis Health Services, Inc. and VistaCare, Inc., and the addition of the following companies: Advocat, Inc., Ensign Group, Inc. and Five Star Quality Care, Inc. The criteria used for selection of the peer group was companies within the following industry subgroups with revenues of between $250 million to $2.2 billion (approximately one-third to three times our revenues): retirement/aged care, medical nursing homes, medical outpatient/home medicine, and physical/rehabilitation centers. Compensation survey data was derived from the following survey sources:

•	Mercer — 2008 Executive Compensation Survey (all industries/healthcare);

•	Mercer — 2008 Integrated Health Network Compensation Survey (hospital/facility system);

•	Sullivan, Cotter & Associates — 2008 Manager and Executive Compensation in Hospitals and Health Systems; and

•	Watson Wyatt — 2008/2009 Top Management Compensation Survey (healthcare and/or all industries).

In addition, a private survey source of executive compensation among companies across all industries was utilized.

The 2009 Report indicated that:

•	Base salaries for our Named Executive Officers as a group fell between the 50th and 75th percentile market levels;

•	Annual target bonus opportunities for our Named Executive Officers as a group fell at approximately the 75th percentile market levels; and

•	Long-term incentive/equity awards for our Named Executive Officers as a group fell between the 50th and 75th percentile market levels.
For 2011, the Compensation Committee did not retain PM&P to update the 2009 Report or perform any additional comprehensive analyses of our executive compensation programs or practices comparable to our peer group, or of compensation payable to our particular executive officers. Consistent with 2010, the Compensation Committee did not significantly alter the compensation programs applicable to our Named Executive Officers from the programs that were previously established by the Compensation Committee based upon its consideration of the 2007 Report and the 2009 Report. From time to time in 2011, the Compensation Committee consulted with PM&P regarding the administration of our executive compensation programs.
 Management Involvement
The Compensation Committee sometimes requests certain of our senior executives, including our Chief Executive Officer, to be present at Compensation Committee meetings where executive compensation and company, business unit and individual performance are discussed and evaluated. Executives may provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, only Compensation Committee members vote on decisions made regarding executive compensation, and in some instances only the independent members of the Compensation Committee vote on applicable matters. Compensation decisions for all the Named Executive Officers, other than the Chief Executive Officer, are made by the Compensation Committee after considering recommendations from the Chief Executive Officer based on his evaluations of the other Named Executive Officers’ performance relative to the same individual performance objectives established under our annual performance bonus program and in consideration other past achievements and other subjective factors.
2011 Named Executive Officer Compensation
Total compensation for our Named Executive Officers consists of base salary, annual cash performance bonus and equity awards.
Base Salary
Base salary levels and any adjustments to those levels for each individual Named Executive Officer are reviewed each year by the Compensation Committee, and may be based on factors such as our overall performance, new roles and/or responsibilities assumed by the Named Executive Officer, the performance of the Named Executive Officer’s area of responsibility, the Named Executive Officer’s impact on strategic goals, the length of service with us, or revisions to our compensation philosophy. However, no specific weighting is applied to any one factor and the process ultimately relies on the subjective judgment of the Compensation Committee.
Consistent with the Compensation Committee’s decision largely to continue the 2008 compensation program for 2009, 2010 and again in 2011, but in light of the fact that the salaries of the Named Executive Officers were not increased in 2009 or 2010 (other than Mr. Moore’s, whose salary was increased to $300,000 in connection with his promotion to Executive Vice

President of Inpatient Operations in April 2010), the Compensation Committee approved the following base salary increases for our Named Executive Officers, effective as of January 1, 2011:

Name	2010 Base Salary	2011 Base Salary
Boyd W. Hendrickson	$650,000	$695,000
Jose C. Lynch	$520,000	$540,000
Devasis Ghose	$400,000	$425,000
Roland G. Rapp	$366,000	$400,000
Matt Moore	$300,000	$310,000
The Compensation Committee determined in February 2012 that the base salaries of the Named Executive Officers would not be increased for 2012.
Annual Performance Bonus Programs
2011 Performance Objectives and Criteria
We believe that annual performance-based cash bonuses play an important role in providing incentives to our executives to achieve near-term performance goals. Our Named Executive Officers are eligible to receive cash bonuses based upon the achievement of certain company and individual objectives under our Annual Performance Bonus Program, or Performance Program. The Compensation Committee determines a target bonus as a percent of base salary for the Named Executive Officers.
At the beginning of each year, the Compensation Committee establishes a detailed set of company and individual performance objectives applicable to each executive based on company and individual objectives established as part of the annual operating plan process. With respect to new hires and mid-year promotions, the Compensation Committee establishes a similar set of individual performance objectives in connection with their hire or promotion (if applicable). The Compensation Committee works with the Chief Executive Officer to develop final performance goals that are set at levels the Compensation Committee believes are challenging, but reasonable, for management to achieve. At the end of each year, the Compensation Committee determines the level of achievement for each performance goal and determines the resulting bonus levels. Actual bonuses are approved by the Compensation Committee and paid to the executives in the first quarter of the subsequent fiscal year.

In February 2011, the Compensation Committee approved the Performance Program for calendar year 2011. The table set forth below shows target bonus opportunities as a percentage of each Named Executive Officer’s base salary and the weighting of company and individual objectives for our Named Executive Officers:

Name	% of Base Salary	Company Objectives	Individual Objectives
Boyd W. Hendrickson	100%	80%	20%
Jose C. Lynch	75%	60%	15%
Devasis Ghose	60%	45%	15%
Roland G. Rapp	60%	45%	15%
Matt Moore	50%	40%	10%

The performance objectives under our 2011 Performance Program were established for the following three major areas:

•
2011 adjusted earnings per diluted share (or “adjusted EPS”) of at least $1.115, with a target 2011 adjusted EPS of $1.235 (in addition, Mr. Moore was eligible to receive a bonus based on our long-term care segment achieving a specified adjusted EBITDA target in 2011);

•	working capital, as a measure of days sales outstanding, or DSO, targets individualized for each executive’s areas of responsibility; and

•	individual objectives that were tailored to each executive’s role.

Given the emphasis that stockholders place on earnings per share, or EPS, and the potential effect EPS performance may have on our stockholder value, the Compensation Committee utilized an adjusted EPS measure as the performance criteria for determining a portion of the 2011 cash bonuses for our Named Executive Officers as illustrated by the table below. For Mr. Moore, an adjusted EBITDA measure of performance was selected as an additional performance criteria because the Compensation Committee determined it to be a relevant indicator of the operational achievements of our long-term care segment, which is a key focus of Mr. Moore’s position.
We define EBITDA as net income/loss (determined in accordance with generally accepted accounting principles) before depreciation, amortization, interest expense (net of interest income) and provisions for income taxes, and adjusted EBITDA as EBITDA adjusted for discontinued operations, gains/losses on asset sales, changes in accounting principle, debt retirement costs and other items that we believe are not indicative of our underlying business performance. We define adjusted EPS as net income/loss (determined in accordance with generally accepted accounting principles) per diluted share, adjusted for gains/losses on asset sales, discontinued operations, provision for income taxes and other items that we believe are not indicative of our underlying business performance. For 2011, adjusted EPS included adjustments for losses on disposal of assets, impairment of long-lived assets and goodwill, litigation settlement costs (net of recoveries), expenses related to our exploration of strategic alternatives, exit costs related to our divesture of operations at five Northern California facilities, and our recovery of expenses related to our divestiture of operations at the Westside Campus of Care in Ft. Worth, Texas.

The DSO targets for each executive’s areas of responsibility can be characterized as “attainable,” meaning that based on historical performance, although attainment of this performance level is uncertain, it can reasonably be anticipated that target performance may be achieved. The table below outlines each performance objective and the potential cash bonus to be awarded for the attainment of each objective for 2011 performance.

Name	Potential Bonus Based on 2011 Adjusted EPS			Potential Bonus for Achieving Long-Term Care Segment Performance Target		Potential Bonus for Achieving Working Capital (DSO) Target	Potential Bonus for Achieving Individual Objectives (3)	Target Bonus Potential (4)
	Threshold ($1.115) (1)	Target ($1.235) (1)	Stretch For Each $0.01 over Target (2)
Boyd W. Hendrickson	$260,625	$521,250	$10,657	n/a		$34,750	$139,000	$695,000
Jose E. Lynch	$148,500	$297,000	$6,750	n/a		$27,000	$81,000	$405,000
Devasis Ghose	$87,125	$174,250	$4,250	n/a		$17,000	$63,750	$255,000
Roland G. Rapp	$82,000	$164,000	$4,000	n/a		$16,000	$60,000	$240,000
Matt Moore	$23,250	$46,500	$3,100	$46,500	(5)	$15,500	$31,000	$155,000
__________________________________

(1)
The threshold 2011 adjusted EPS of $1.115 was required to be met in order to be eligible for the cash bonus for the adjusted EPS performance metric. In the event the 2011 adjusted EPS was greater than $1.115, the amount of cash bonus for the adjusted EPS component would be interpolated for EPS between $1.115 and $1.235.

(2)
The Compensation Committee determined that for every $0.01 of adjusted EPS in excess of $1.235 (the 2011 Performance Program adjusted EPS target), up to a maximum adjusted EPS of $1.385, the executive would be awarded a “stretch bonus” that is above the target adjusted EPS bonus potential provided above, which could result in the executive being awarded an adjusted EPS-based bonus above the target adjusted EPS-based bonus.

(3)
The Compensation Committee established individual objectives, tailored to gauge the performance of each executive in their respective role. The executive must accomplish each of these objectives, as determined by the Compensation Committee, in its sole discretion, to be eligible to receive the full amount of this portion of the cash bonus. The Compensation Committee also has sole discretion to award a partial amount of the bonus related to the achievement of the individual performance objectives if the executive achieves some, but not all, of the objectives.

(4)
Represents the amount that would be earned for achieving the target adjusted EPS for 2011, achieving the applicable DSO targets, achievement of all individual objectives, and, in Mr. Moore’s case, achieving the long-term care segment adjusted EBITDA performance target.

(5)
Under the 2011 Performance Program, Mr. Moore was entitled to receive a bonus of $15,500 if the EBITDA of our long-term care segment was at least 92.5% of the segment’s budgeted adjusted EBITDA for 2011. If the segment’s adjusted EBITDA for 2011 was 100% of budget, then the bonus would be $46,500. The bonus amount would be prorated if the segment’s adjusted EBITDA for 2011 was between 92.5% and 100.0%, and for each 1.0% that the segment’s EBITDA exceeded 100% of budget (up to a maximum of 110.0%) Mr. Moore would receive an additional $3,100 bonus (for an aggregate maximum bonus based on the segment’s adjusted EBITDA of $93,000). Mr. Moore’s long-term care segment adjusted EBITDA-based threshold and target bonus amounts could be characterized as “attainable,” meaning that based on historical performance, although attainment of the performance level is uncertain, it can reasonably be anticipated that target performance may be achieved. Amounts in excess of 100% of budgeted were considered less likely to be attained, but still reasonable, and in consideration thereof the Compensation Committee imposed a cap (at 110.0% of budget) on Mr. Moore’s long-term care segment adjusted EBITDA-based bonus component.

The following table briefly outlines the individual performance objectives established for each of the Named Executive Officers for 2011. The Compensation Committee may take into account these and any other factors it deems appropriate in determining the executives’ bonus payouts based on individual performance. The Compensation Committee does not attempt to quantify, rank or assign relative weight to the various individual objectives for a Named Executive Officer and no individual objective was material to the Compensation Committee’s bonus decision.

Name	Individual Performance Objectives
Boyd W. Hendrickson
(1) Quality care to meet or exceed expectations; (2) Work on investor relations and opportunities to maximize stockholder value; (3) Continue succession planning and developing successors; (4) Full compliance with internal control requirements; (5) Continue development and evaluation of enterprise risk management program; (6) Work with Chief Operating Officer and Chief Financial Officer to seek out appropriate long-term grown and development opportunities; (7) Effective communications with board and stockholders; and (8) Compliance with our code of conduct, bylaws and SEC norms.

Jose C. Lynch
(1) Achieve quality care and compliance metrics; (2) Mitigate claims and lawsuits; (3) Meet or exceed certain internal financial objectives; (4) Meet compliance objectives set by Chief Compliance Officer; (5) Continue focus on succession development and objectives set by Chief Executive Officer; and (6) Meet individual objectives related to internal short-and long-term strategic planning goals established by Chief Executive Officer.

Devasis Ghose
(1) Compliance with internal control requirements; (2) Successful performance on investor relations matters; (3) Execution on appropriate capital raising; (4) Successful working capital management; and (5) Successfully manage direct reports.

Roland G. Rapp
(1) Ensure that we operate ethically and in compliance with our guidelines, bylaws and SEC norms; (2) Comply with SEC and NYSE filing requirements; (3) Effective management of internal and external legal costs; (4) Manage legal aspects of acquisitions and divestitures efficiently and effectively; (5) Resolve lawsuits at prudent levels and with efficient utilization of insurance programs; (6) Improve insurance programs where possible to maximize efficiency and stability; and (7) Transition human resources department leadership efficiently.

Matt Moore
(1) Achieve quality care and compliance metrics; (2) Oversee quality care and compliance initiatives and reviews; (3) Continue focus on succession development and objectives; (4) Execute sales and marketing initiatives; (5) Conduct facility visits; (6) Support and contribute to operational initiatives set by Chief Executive Officer and Chief Operating Officer; and (7) Monitor capital spending.

The 2011 Performance Program, continuing policies previously adopted in 2009, includes the following features designed to link pay to performance and, in the case of (iii) and (iv) below, link incentive compensation opportunities to quality services and minimize incentives to engage in excessive risk-taking behavior:

(i)
the adjusted EPS “stretch bonus” portion of the program provides for an additional bonus for every $0.01 that adjusted EPS exceeds the targeted adjusted EPS of $1.235, which is intended to result in a stretch bonus (if applicable) that more closely correlates to a percentage of overall target bonus rather than a percentage of salary;

(ii)	the bonus payouts are capped in the event adjusted EPS exceeds $1.385;

(iii)	a 25% reduction of the total bonus pool and of each individual’s bonus opportunity following the decertification of any affiliated facility; and

(iv)
includes a bonus clawback provision in the event of a material restatement of our financial statements, pursuant to which the Compensation Committee may seek reimbursement on an after-tax basis of any portion of performance-based compensation paid or awarded to designated executives that is greater than what would have been paid or awarded if calculated based on the restated financial results.

 Analysis of 2011 Performance Period
In February 2012, the Compensation Committee reviewed our 2011 performance and determined that our 2011 adjusted EPS was $1.15 per diluted share. In addition, the Compensation Committee determined that the consolidated DSO targets for each individual Named Executive Officer were met and that the long-term care segment’s adjusted EBITDA was 89% of budget. The Compensation Committee also reviewed the performance of each individual against his individual performance objectives and approved bonus amounts related thereto. The Compensation Committee exercised its discretionary authority and reduced the individual performance objective component of the bonuses that would otherwise be payable to Messrs. Hendrickson, Lynch and Ghose.

The following table summarizes the 2011 bonus amounts for each of the Named Executive Officers based on these determinations:

	Actual Bonus Based on Adjusted EPS		Actual Bonus for Long-Term Care Segment Performance Target	Actual Bonus for Working Capital (DSO) Target	Actual Bonus for Individual Objectives	Actual Total 2011 Bonus
Name	Threshold ($1.115)	Prorated Amount For Exceeding Threshold
Boyd W. Hendrickson	$260,625	$76,016	n/a	$34,750	$129,000	$500,391
Jose C. Lynch	$148,500	$43,313	n/a	$27,000	$60,000	$278,813
Devasis Ghose	$87,125	$25,411	n/a	$17,000	$56,250	$185,786
Roland G. Rapp	$82,000	$23,917	n/a	$16,000	$60,000	$181,917
Matt Moore	$23,250	$6,781	—	$15,500	$27,900	$73,431

2012 Annual Performance Bonus Program
In February 2012, the Compensation Committee approved the Performance Program for 2012, with the same general performance objectives as the Performance Program for 2011, but with reduced adjusted EPS threshold, target and maximum amounts as compared to the 2011 amounts, due in large part to significant reductions in Medicare reimbursement rates and other regulatory changes that went into effect on October 1, 2011.
The table below outlines each performance objective, and the cash bonus to be awarded for the attainment of each objective, for the 2012 Performance Program.

	Potential Bonus Based on 2012 Adjusted EPS			Potential Bonus for Achieving Long-Term Care Segment Performance Target	Potential Bonus for Achieving Working Capital (DSO) Target	Potential Bonus for Achieving Individual Objectives (3)	Target Bonus Potential (4)
Name	Threshold (1)	Target (1)	Stretch For Each $0.01 Over Target (2)
Boyd W. Hendrickson	$260,625	$521,250	$10,657	n/a	$34,750	$139,000	$695,000
Jose C. Lynch	$148,500	$297,000	$6,750	n/a	$27,000	$81,000	$405,000
Devasis Ghose	$87,125	$174,250	$4,250	n/a	$17,000	$63,750	$255,000
Roland G. Rapp	$82,000	$164,000	$4,000	n/a	$16,000	$60,000	$240,000
Matt Moore	$23,250	$46,500	$3,100	$ 62,000(5)	$15,500	$31,000	$155,000

(1)	The threshold 2012 adjusted EPS is required to be met in order to be eligible for the cash bonus for the adjusted EPS performance metric. In the event that the 2012 adjusted EPS is greater than the threshold amount, the amount of cash bonus for the adjusted EPS component will be interpolated for adjusted EPS between the threshold amount and the target amount.

(2)
The Compensation Committee has determined that for every $0.01 of adjusted EPS in excess of the target amount, up to a specified maximum amount, the executive will be awarded a “stretch bonus” that is above the target adjusted EPS bonus potential provided above, which could result in the executive being awarded an adjusted EPS-based bonus above the target adjusted EPS-based bonus.

(3)
The Compensation Committee has established individual objectives, tailored to gauge the performance of each executive in their respective role. The executive must accomplish each of these objectives, as determined by the Compensation Committee, in its sole discretion, to be eligible to receive the full amount of this portion of the cash bonus. The Compensation Committee also has sole discretion to award a partial amount of the bonus related to the achievement of the individual performance objectives if the executive achieves some, but not all, of the objectives.

(4)
Represents the amount that would be earned for achieving the target adjusted EPS for 2012, achieving the applicable DSO targets, achievement of all individual objectives, and, in Mr. Moore’s case, achieving the long-term care segment performance target.

(5)
Under the 2012 Performance Program, Mr. Moore will be entitled to receive an additional bonus if the adjusted EBITDA of our long-term care segment is at least 92.5% of the segment’s budgeted EBITDA for 2012. If the segment’s adjusted EBITDA for 2012 is 100% of the budget EBITDA amount (i.e., the target amount reflected in the table above), then Mr. Moore would receive an additional bonus. The additional bonus amount will be prorated if the segment’s adjusted EBITDA for 2012 is between 92.5% and 100.0%, and for each 1.0% that the segment’s adjusted EBITDA exceeds 100% of budget (up to a maximum of 110.0%) Mr. Moore will receive an additional bonus.

Equity Awards
We believe that an ownership culture in our company is important to provide our Named Executive Officers with long-term incentives to build value for our stockholders. We believe stock-based awards create such a culture and help to align the interests of our management and employees with the interests of our stockholders, and also provide a retention benefit to us as a result of their vesting features.
We grant equity awards through our 2007 Plan, which was adopted by our board of directors and stockholders to permit the grant of stock-based compensation awards and cash-based performance awards to our officers, non-employee directors, employees and consultants.
2011 Equity Award Program. The 2011 annual equity awards granted to the Named Executive Officers were made using a “value” approach whereby the amount of equity awards was determined based on a dollar value at the time of grant, allocated among two types of awards. We believe this approach provides more consistent and predictable levels of value delivered and expense incurred. In February 2011, the Compensation Committee approved the following target equity grant values for 2011 for each executive based upon its assessment of the respective executive’s overall compensation level, the level of equity awards previously granted to the executive, and the industry data provided by PM&P in the 2009 Report:

Named Executive Officer	Target 2011 Equity Award Value
Boyd W. Hendrickson	$900,000
Jose C. Lynch	$600,000
Devasis Ghose	$400,000
Roland G. Rapp	$400,000
Matt Moore	$200,000
The Compensation Committee determined to apportion the target 2011 equity value noted above between stock options and performance vested restricted stock for the fiscal 2011to 2014 performance period, with the following amounts being allocated to performance vested restricted stock for the respective grantees: Mr. Hendrickson ($900,000); Mr. Lynch ($450,000); Mr. Ghose ($300,000); Mr. Rapp ($300,000); and Mr. Moore ($105,000). The remaining equity value was apportioned to stock options issued to the respective grantee. The allocated dollar value for options was converted into the number of options using a Black-Scholes valuation model and the dollar value for the performance-vested restricted stock was converted into the number of shares of restricted stock by dividing the dollar value by the closing stock price on the grant date. Stock options provide alignment with stockholder interests and the potential for long-term appreciation for executives while performance-vested restricted stock awards provide retention value and further tie compensation to performance. The stock options vest ratably over a four-year period. The performance-vested restricted stock vests over a four-year period (or, in Mr. Hendrickson’s case, over a three-year period) subject to the satisfaction of performance criteria as further described below.
In February 2011, the Compensation Committee granted shares of performance-vested restricted stock for the fiscal 2011 to 2014 performance period in the following amounts to our Named Executive Officers: Mr. Hendrickson (69,930); Mr. Lynch (34,965); Mr. Ghose (23,310); Mr. Rapp (23,310); and Mr. Moore (11,655).
For the 2011 to 2014 performance period, the first 25% of each grant would vest, if at all, only if our consolidated adjusted EBITDA for 2011 was at least 90% of the midpoint of our 2011 consolidated EBITDA guidance as disclosed in our earnings released issued in February 2011. If that adjusted EBITDA target was not satisfied, no portion of the performance-based restricted stock grant would vest at any time. However, if the adjusted EBITDA target was satisfied, then the first 25% of the grant would vest, and the remaining 75% of the grant would vest in equal 25% annual installments over the following three years (i.e., on each successive anniversary of the grant date) subject to continued employment of the grantee. For Mr. Hendrickson, the first third of the performance-based restricted stock grant would vest if the adjusted EBITDA target was met, with the remaining two thirds vesting in equal annual installments over the following two years. As a result, the performance vesting component of the grant ties a portion of our executive officer compensation to our financial performance and aligns the interests of our executive officers and our stockholders. The Compensation Committee determined that the adjusted EBITDA target applicable to the performance-based restricted stock grants was satisfied in 2011, and as a result the remaining 75% of each grant (or, in Mr. Hendrickson’s case, 66 2/3%) will be subject to the time-vesting requirements described above.
In addition, non-qualified options to purchase shares of our Class A common stock were granted on February 16, 2011 with a per share exercise price of $12.87 (the closing stock price of our Class A common stock on the date of grant), to the following individuals in the following amounts: Mr. Lynch (22,684); Mr. Ghose (15,123); Mr. Rapp (15,123); and Mr. Moore (7,561). As discussed above, these options vest ratably over four years from the date of grant.
2012 Equity Award Program. In February 2012, the Compensation Committee granted performance-vested restricted stock awards for the fiscal 2012 to 2015 performance period and stock option awards to the Named Executive Officers, also based on a value approach. The grants consisted of 25% stock options and 75% performance-vested restricted stock for each recipient other than Mr. Hendrickson, whose grant consisted 100% of performance-vested restricted stock. For the 2012 to 2015 performance period, for each of the Named Executive Officers other than Mr. Hendrickson, 25% of the restricted stock awards are eligible to vest if our consolidated adjusted EBITDA for 2012 is at least 90% of the midpoint of our 2012 consolidated EBITDA guidance as disclosed in our earnings release issued on February 13, 2012. If the performance target for 2012 is satisfied, then the first 25% tranche of the award will vest and each subsequent 25% tranche will vest annually thereafter assuming the grantee’s service has not been terminated as of the scheduled vesting date. Mr. Hendrickson’s performance vested restricted stock grant is subject to the same performance target, but vests over two years in a manner otherwise similar to the grants to the other Named Executive Officers. The options granted to each of Messrs. Lynch, Ghose, Rapp and Moore in February 2012 vest ratably over four years from the date of grant.

In February 2012, the Compensation Committee also made a determination that the threshold performance criteria for 2011 was not satisfied with respect to the performance-vested restricted stock that was previously granted in 2008 to Messrs. Hendrickson, Lynch and Rapp for the 2009-2012 performance period. The threshold performance criteria for those awards was not satisfied in 2009 or 2010 either. Based upon the performance criteria set forth in those awards, which is based on our cumulative compounded annual EBITDA growth since December 31, 2008, it is also highly unlikely that the threshold performance criteria will be satisfied for 2012, and as a result it is very likely that no portion of those awards will vest and the shares subject to the awards will be forfeited in full (including the portions that did not vest in prior years of the performance period that would otherwise be eligible for vesting in 2012 if the necessary performance criteria is met). For additional information regarding the performance-vested restricted stock previously granted with respect to the 2009-2012 performance period, including the number of shares included in the grants to the applicable Named Executive Officers, see footnote 1 under “Outstanding Equity Awards at Fiscal Year-End” below.

Equity Grant Procedures. Executives and employees are eligible to receive long-term equity awards pursuant to the terms of the 2007 Plan, which was approved by our stockholders in 2008 and subsequently further amended and restated (with stockholder approval) in 2011. The Compensation Committee administers the 2007 Plan and establishes the provisions for all awards granted thereunder, including targeted grant values, vesting schedules and other provisions.
Grants to executives and employees are generally made upon hire, promotion and annually. The Compensation Committee determines and approves all equity awards, which are generally granted on the second business day following our first quarterly earnings release following the grant approval. The exercise price of stock option grants is set at 100% of the closing market price of a share of our Class A common stock on the date of grant.
Benefits and Perquisites
The Named Executive Officers are eligible to participate in our benefit plans on the same terms as other employees. We also provide other unique benefits to our Named Executive Officers that are intended to be part of a competitive overall compensation program. For 2011, these included:

•	Annual executive physical examinations;

•	Four weeks paid vacation;

•	Healthcare insurance premiums (medical coverage) at no cost; and

•	Payment of term life insurance premiums.

In addition, the Named Executive Officers are eligible to participate in our 401(k) program, but historically have been unable to make contributions due to qualified plan limitations.
Severance and Related Benefits
Each of our Named Executive Officers has an employment agreement with us that provides for severance payments if the executive’s employment is terminated by us without cause or if we decline to extend the executive’s employment term. In addition, each of the Named Executive Officers is subject to a two-year non-compete and non-solicit following the termination of his employment. The vesting of awards of restricted stock and options granted under our long-term performance program accelerates upon a change in control or death of a Named Executive Officer. In addition, the awards will continue to vest for an additional year in the event of disability. The Compensation Committee has discretion over the vesting of these awards in the event of a termination without cause, a voluntary resignation or retirement. All unvested awards are immediately forfeited upon a termination for cause. These severance benefits were determined at the time of our initial public offering or, for Mr. Moore, at the time of his promotion. The severance benefits are an essential element of our employment agreements with the Named Executive Officers, and are intended to assist us in recruiting and retaining talented executives. See “— Potential Payments upon Termination or Change in Control.”
Compensation Policies
Stock Ownership Guidelines
Stock ownership guidelines for the Named Executive Officers and independent directors were established in 2007. The Named Executive Officers have five years from July 24, 2007 (or their date of hire/promotion, if later) to accumulate and retain minimum value in common stock shares, equivalent to a multiple of each executive’s base salary, as outlined below. Mr. Ghose (who was hired in November 2007) and Mr. Moore (who was promoted in April 2010) are workings toward accumulating their base salary multiple amounts in compliance with the guidelines.

Named Executive Officer	Position	Multiple of Base Salary
Boyd W. Hendrickson	Chairman of the Board & Chief Executive Officer	5 times
Jose C. Lynch	President and Chief Operating Officer	4 times
Devasis Ghose	Executive Vice President, Chief Financial Officer and Treasurer	3 times
Roland G. Rapp	Executive Vice President, Chief Administrative Officer and Secretary	3 times
Matt Moore	Executive Vice President of Inpatient Operations	3 times

Independent directors are required to accumulate (and thereafter retain) at least three times their annual retainer within three years of joining our board. For purposes of determining stock ownership under these guidelines, ownership shares are made up of all forms of common stock (including unvested restricted stock awards, unvested restricted stock units and unvested performance-based restricted stock). Ownership shares do not include vested or unvested stock options. Mr. Yarwood (who joined the board in March 2011) is working on accumulating his annual retainer multiple amount in compliance with the guidelines.
Impact of Tax and Accounting
As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by us.
When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Financial Accounting Standard Boards Accounting Standard Codification Topic 718, “Compensation — Stock Compensation,” or “FASB ASC Topic 718,” grants of restricted stock awards and stock options result in a recognition of a compensation expense, which is taken into account in determining the mix of equity grants to be made to Named Executive Officers.

Section 162(m) of the Internal Revenue Code, or the “Code,” does not permit publicly-traded companies to take income tax deductions for compensation paid to the Chief Executive Officer and any of the three most highly paid executive officers, other than the Chief Financial Officer, to the extent that compensation exceeds $1 million in any taxable year and does not otherwise qualify as performance-based compensation. Our 2007 Plan is structured to allow us to pay performance-based compensation not subject to the $1 million limitation. In addition, our Performance Program and structured long-term equity performance program have been designed and have generally been implemented with the intent to meet the performance-based criteria of Section 162(m) of the Code.

The Compensation Committee intends to maximize tax effectiveness of our executive incentive plans, and will continue to consider steps that might be in our best interests to comply with Section 162(m) of the Code. However, in establishing the cash and equity incentive compensation programs for the Named Executive Officers, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m) of the Code.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with our management. Based on the review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Submitted by:	Glenn S. Schafer (Chairman)
Robert M. Le Blanc
M. Bernard Puckett
Michael D. Stephens

Members of the Compensation Committee

Summary Compensation Table
The following table sets forth the compensation awarded to, earned by or paid to our Named Executive Officers during the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Boyd W. Hendrickson	2011	$695,000	$900,000	--	$500,391	$20,606	$2,115,997
Chairman and Chief Executive Officer	2010	$650,000	$899,998	$150,000	$380,000	$17,844	$2,097,842
	2009	$650,000	--	$449,999	$372,576	$20,208	$1,492,783
Jose C. Lynch	2011	$540,000	$450,000	$150,000	$278,813	$20,606	$1,439,419
President and Chief Operating Officer	2010	$520,000	$299,998	$450,000	$230,750	$19,866	$1,520,614
	2009	$520,000	--	$299,996	$192,768	$22,805	$1,035,569
Devasis Ghose	2011	$425,000	$300,000	$100,000	$185,786	$19,466	$1,032,252
Executive Vice President, Chief Financial Officer and Treasurer	2010	$400,000	$199,994	$249,999	$142,000	$18,940	$1,010,933
	2009	$400,000	--	--	$158,832	$21,304	$580,136
Roland G. Rapp	2011	$400,000	$300,000	$100,000	$181,917	$21,074	$1,002,991
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary	2010	$366,000	$199,994	$349,998	$130,150	$18,845	$1,064,987
	2009	$366,000	--	$149,998	$152,292	$21,209	$689,499
Matt Moore	2011	$310,000	$150,000	$50,000	$73,431	$19,517	$602,948
Executive Vice President of Inpatient Operations	2010	$280,409	$49,995	$49,997	$147,895	$303,499	$832,296

(1)
The amounts shown represent the aggregate grant date fair value of the respective stock and option awards granted in the year indicated, as computed in accordance with FASB ASC Topic 718. The grant date fair value of the performance vested restricted stock awards granted in February 2011for the 2011-2014 performance period is based on the probable outcome of the performance criteria calculated in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions for the 2011 awards, see Footnote 11, “Stock-Based Compensation” to our 2011 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. For additional information regarding equity awards granted in 2011, including a description of how the performance-vested restricted stock works, see “Compensation Discussion and Analysis — Equity Awards.”

(2)
The amounts shown represent the performance-based bonus awards earned under our Performance Programs for the applicable year. For a more complete description of the Performance Programs see “Compensation Discussion and Analysis — Annual Performance Bonus Programs.”

(3)
The amounts shown consist of our cost for the provision to the Named Executive Officers of life/accidental death and dismemberment (AD&D) insurance premiums, and other benefits, which for 2011 were as follows:

Name	Life/AD&D Insurance	Other*
Boyd W. Hendrickson	--	$20,606
Jose C. Lynch	$632	$20,606
Devasis Ghose	$498	$18,969
Roland G. Rapp	$468	$20,606
Matt Moore	$242	$19,275
* For 2011, includes amounts for health, dental, vision and disability insurance premiums.

Grants of Plan-Based Awards
The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers during fiscal year 2011.

Name	Grant Date	Approval Date (3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
			Performance Cash Bonus Program			Performance-Based Restricted Stock			Stock Options
Boyd W. Hendrickson	2/16/2011	2/9/2011	--	--	--	69,930	--	--	--	--	$ 900,000(5)
	2/9/2011	2/9/2011	$260,625	$521,250	$681,100	--	--	--	--	--	--
Jose C. Lynch	2/16/2011	2/9/2011	--	--	--	--	--	--	22,684	$12.87	$ 150,000(6)
	2/16/2011	2/9/2011	--	--	--	34,965	--	--	--	--	$ 450,000(5)
	2/9/2011	2/9/2011	$148,500	$297,000	$398,250	--	--	--	--	--	--
Devasis Ghose	2/16/2011	2/9/2011	--	--	--	--	--	--	15,123	$12.87	$ 100,000(6)
	2/16/2011	2/9/2011	--	--	--	23,310	--	--	--	--	$ 300,000(5)
	2/9/2011	2/9/2011	$87,125	$174,250	$238,000	--	--	--	--	--	--
Roland G. Rapp	2/16/2011	2/9/2011	--	--	--	--	--	--	15,123	$12.87	$ 100,000(6)
	2/16/2011	2/9/2011	--	--	--	23,310	--	--	--	--	$ 300,000(5)
	2/9/2011	2/9/2011	$82,000	$164,000	$224,000	--	--	--	--	--	--
Matt Moore	2/16/2011	2/9/2011	--	--	--	--	--	--	7,651	$12.87	$ 50,000(6)
	2/16/2011	2/9/2011	--	--	--	11,655	--	--	--	--	$ 150,000(5)
	2/9/2011	2/9/2011	$38,750	$108,500	$186,000	--	--	--	--	--	--
___________________________________

(1)
The amounts shown represent the potential value of performance cash bonuses under our 2011 Performance Program based on achievement of the following pre-established performance measures and targets: (a) 2011 consolidated adjusted Earnings Per Share (EPS) threshold of $1.115, target of $1.235, and maximum of $1.385; (b) 2011 working capital, as a measure of DSO targets individualized for each Named Executive Officer’s areas of responsibility; and (c) individual performance objectives tailored to each Named Executive Officer’s role. For 2011, we established target cash bonus opportunities, which are expressed as a percentage of base salary, of 100% for Mr. Hendrickson, 75% for Mr. Lynch, 60% for each of Messrs. Ghose and Rapp, and 50% for Mr. Moore.

The threshold and target amounts shown in the table above are based on achievement of each Named Executive Officer’s threshold and target objectives, respectively. The maximum amount shown is based on an additional 1% of base salary payable for every $0.01 of incremental adjusted EPS growth above the target amount, up a maximum of $1.385 adjusted EPS. For a description of each named executive officer’s individual management objectives, see “Compensation Discussion and Analysis — Annual Performance Bonus Program.”

Additionally, Mr. Moore was entitled to receive a bonus of $15,500 if the adjusted EBITDA of our long-term care segment was at least 92.5% of the segment’s budgeted EBITDA for 2011. If the segment’s adjusted EBITDA for 2011 was 100% of budget, then the bonus would be $46,500. The bonus amount would be prorated if the segment’s adjusted EBITDA for 2011 was between 92.5% and 100.0%, and for each 1.0% that the segment’s adjusted EBITDA exceeded 100% of budget (up to a maximum of 110.0%) Mr. Moore would receive an additional $3,100 bonus (for an aggregate maximum bonus based on the segment’s adjusted EBITDA of $93,000). See “Compensation Discussion and Analysis — Annual Performance Bonus Program” for a more complete description of the 2011 Performance Program.

(2)
Messrs. Hendrickson, Lynch, Rapp, Ghose and Moore were granted restricted stock under our 2007 Plan. The grants of restricted stock reflected in the table are performance-vested restricted stock. Each grant of performance-vested restricted stock is subject to vesting over a 4-year period, other than the grant to Mr. Hendrickson, which is subject to vesting over a 3-year period. Other than with respect to the grant to Mr. Hendrickson, the first 25% of the grant would vest, if at all, only if our consolidated adjusted EBITDA for 2011 was at least 90% of the midpoint of our 2011 consolidated EBITDA guidance as disclosed in our earnings released issued in February 2011. If that adjusted EBITDA target was not satisfied, no portion of the performance-vested restricted stock grant would vest at any time. However, if the adjusted EBITDA target was satisfied, then the first 25% of the grant would vest, and the remaining 75% of the grant would vest in equal 25% annual installments over the following three years (i.e., on each successive anniversary of the grant date) subject to continued employment of the grantee. With respect to the grant to Mr. Hendrickson, his grant will vest, if at all, based on the achievement of the same adjusted EBITDA target for 2011 that applies to the grants to the other Named Executive Officers, but if the target is satisfied then the first 1/3 of the grant vests and the remaining 2/3 of the grant vests in equal annual installments over the following two years. There is no “target” or “maximum” number under the long-term equity incentive program. If the threshold level of performance is not achieved, no shares will vest. See “Compensation Discussion and Analysis — Equity Awards” for a more complete description of these awards.

(3)	Reflects the date on which the grants were approved by the Compensation Committee.

(4)
Reflects options granted under the 2007 Plan on February 16, 2011 to Messrs. Lynch, Ghose, Rapp and Moore, which vest in equal 25% annual installments on the first four anniversaries of the grant date, subject to continued employment of the grantee.

(5)
With respect to the performance-vested restricted stock, reflects the grant date fair value calculated in accordance with FASB ASC Topic 718, based on the probable outcome of the performance conditions discussed under “Compensation Discussion and Analysis — Equity Awards.” With respect to performance-based restricted stock, we assumed that the performance criteria would be achieved.

(6)
With respect to the applicable stock options, reflects the grant date fair value of the options, as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, see Footnote 11, “Stock-Based Compensation” to our 2011 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the grant date fair value.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth summary information regarding the outstanding equity awards held by our Named Executive Officers at December 31, 2011.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Option)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Stock Options				Restricted Stock		Performance-Based Restricted Stock
Boyd W. Hendrickson	--	--	--	--	--	--	40,983(1)	$ 223,767(1)
	41,557(2)	41,556(2)	$10.04	2/13/2019	--	--	114,213(3)	$ 623,603(3)
	13,379(4)	40,137(4)	$5.91	2/11/2020	--	--	69,930(5)	$ 381,818(5)
Jose C. Lynch	--	--	--	--	--	--	27,322(1)	$ 149,178(1)
	27,704(2)	27,704(2)	$10.04	2/13/2019	--	--	--	--
	40,137(4)	120,411(4)	$5.91	2/11/2020	--	--	38,071(3)	$ 207,868(3)
	--	22,684(6)	$12.87	2/16/2021	--	--	34,965(5)	$ 190,909(5)
Devasis Ghose	93,750(7)	31,250(7)	$12.74	2/15/2018	15,000(8)	$ 81,900(8)	--	--
	22,299(4)	66,894(4)	$5.91	2/11/2020	--	--	25,380(3)	$ 138,575(3)
	--	15,123(6)	$12.87	2/16/2021	--	--	23,310(5)	$ 127,273(5)
Roland G. Rapp	--	--	--	--	--	--	13,661(1)	$ 74,589(1)
	13,852(2)	13,852(2)	$10.04	2/13/2019	--	--	--	--
	31,218(4)	93,652(4)	$5.91	2/11/2020	--	--	25,380(3)	$ 138,575(3)
	--	15,123(6)	$12.87	2/16/2021	--	--	23,310(5)	$ 127,273(5)
Matt Moore	7,000	--	$15.5	5/14/2017	--	--	--	--
	4,361(9)	13,081(9)	$6.84	5/5/2020	3,750(10)	$ 20,475(10)	2,241(3)	$ 12,236(3)
	--	7,561(6)	$12.87	2/16/2021	--	--	11,655(5)	$ 63,636(5)

_______________________________

(1)
The number of shares shown in this column reflects the maximum number of shares of 2009-2012 performance-vested restricted stock that may vest if the performance criteria is met in 2012. The Company did not achieve the threshold performance criteria in 2009, 2010 or 2011. Each year, 25% of the shares awarded plus any shares that did not vest in prior years are eligible for vesting (as shares that do not vest in any year are carried forward to following years and subject to vesting based on that subject year’s performance). If threshold performance under the program is equaled or exceeded, a percentage of the shares of restricted stock eligible for vesting in that year would vest in proportion to the performance level achieved. There is no “target” number under this program. The number of shares that actually vest will be interpolated based on achieving growth between threshold and maximum performance. The corresponding payout multiple shown above was calculated by multiplying the number of shares shown in the table by $5.46, the closing price of our common stock on December 30, 2010 (the last business day of the year).

(2)	The option vests and becomes exercisable in four equal installments, subject to continued employment, on each of February 13, 2010, 2011, 2012, and 2013.

(3)
The number of shares shown in this column reflects the maximum number of shares of 2011-2014 performance-vested restricted stock that may vest if the threshold performance criteria is met. The corresponding payout multiple shown above was calculated by multiplying the number of shares shown in the table by $5.46, the closing price of our common stock on December 30, 2011 (the last business day of the year). See “Compensation Discussion and Analysis — Equity Awards” for a more complete description of these awards.

(4)	The option vests and becomes exercisable in four equal installments, subject to continued employment, on each of February 11, 2011, 2012, 2013, and 2014.

(5)
The number of shares shown in this column reflects the number of shares of 2012-2015 performance-vested restricted stock that may vest if the threshold performance criteria is met. The corresponding payout multiple shown above was calculated by multiplying the number of shares shown in the table by $5.46, the closing price of our common stock on December 30, 2011 (the last business day of the year). See “Compensation Discussion and Analysis — Equity Awards” for a more complete description of these awards.

(6)	The option vests and becomes exercisable in four equal installments, subject to continued employment, on each of February 16, 2012, 2013, 2014, and 2015.

(7)	The option vests and becomes exercisable in four equal installments, subject to continued employment, on each of February 15, 2009, 2010, 2011, and 2012.

(8)
The shares reflected are the unvested portion of a prior grant of 60,000 shares of restricted stock that vests in four equal installments, subject to continued employment, on February 15, 2009, 2010, 2011 and 2012. The market value was calculated by multiplying the number of shares of stock shown in the table by $5.46, the closing price of our common stock on December 30, 2011 (the last business day of the year).

(9)	The option vests and becomes exercisable in four equal installments, subject to continued employment, on each of May 5, 2011, 2012, 2013, and 2014.

(10)
The shares reflected are the unvested portion of a prior grant of 5,000 shares of restricted stock that vests in four equal installments, subject to continued employment, on February 11, 2011, 2012, 2013, and 2014. The market value was calculated by multiplying the number of shares of stock shown in the table by $5.46, the closing price of our common stock on December 30, 2011 (the last business day of the year).

Option Exercises and Stock Vested
The following table summarizes the vesting of restricted stock awards for each of our Named Executive Officers for the year ended December 31, 2011. None of our Named Executive Officers exercised any stock options during the year ended December 31, 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Boyd W. Hendrickson	38,071	$493,019
Jose C. Lynch	12,690	$164,336
Devasis Ghose	23,460	$285,657
Roland G. Rapp	8,460	$109,557
Matt Moore	5,642	$37,269
___________________________

(1)
The reflected shares for Mr. Hendrickson, Mr. Lynch and Mr. Rapp vested on February 11, 2011. Mr. Ghose’s shares vested on February 11, 2011 (8,460 shares) and on February 15, 2011 (15,000 shares). Mr. Moore’s shares vested on February 11, 2011 (1,250 shares) and on August 9, 2011 (4,392 shares).

(2)
The value realized was calculated by multiplying the number of shares that vested on the particular vesting date by the closing market price of our Class A common stock on the vesting date. The closing market price of our Class A common stock was $12.95 per share on February 11, 2011, $11.74 on February 15, 2011, and $4.80 on August 9, 2011.

Employment Agreements with the Named Executive Officers
We have entered into employment agreements with each of our Named Executive Officers. The following provides a description of the material terms of the employment agreements we have entered into with our Named Executive Officers other than certain severance benefits that are also provided under the employment agreements and described below under “— Potential Payments Upon Termination or Change in Control.” The employment agreements for each of our Named Executive Officers provide for eligibility to participate in our equity plans and an annual performance-based bonus plan established by our board of directors.
Boyd W. Hendrickson. The employment agreement with Mr. Hendrickson appoints him as our Chairman of the Board and Chief Executive Officer from December 27, 2005 through December 27, 2008, subject to automatic extensions for successive one-year periods until written notice of non-extension is given by either us or Mr. Hendrickson no later than 60 days prior to the expiration of the then applicable term. Under the agreement, Mr. Hendrickson is entitled to receive an annual base salary of $560,000, which is subject to upward adjustment by our board of directors. Mr. Hendrickson’s current base salary is $695,000.

Jose C. Lynch. The employment agreement with Mr. Lynch appoints him as our President and Chief Operating Officer from December 27, 2005 through December 27, 2007, with automatic extension for successive one-year periods until written notice of non-extension is given by either us or Mr. Lynch no later than 60 days prior to the expiration of the then applicable term. Under the agreement, Mr. Lynch is entitled to receive an annual base salary of $460,000, subject to upward adjustment by the board of directors. Mr. Lynch’s current base salary is $540,000.
Devasis Ghose. The employment agreement with Mr. Ghose is effective from January 17, 2008 through January 17, 2010, subject to automatic extension for successive one-year periods until written notice of non-extension is given by either us or Mr. Ghose no later than 60 days prior to the expiration of the then applicable term. Mr. Ghose was appointed Executive Vice President on February 6, 2008 and subsequently became Treasurer and Chief Financial Officer on March 3, 2008. Under his agreement, Mr. Ghose is entitled to receive an annual base salary of $400,000, subject to upward adjustment by the board of directors. Mr. Ghose’s current base salary is $425,000.
Roland G. Rapp. The employment agreement with Mr. Rapp appoints him as our General Counsel, Secretary and Chief Administrative Officer from December 27, 2005 through December 27, 2007, with automatic extension for successive one-year periods until written notice of non-extension is given by either us or Mr. Rapp no later than 60 days prior to the expiration of the then applicable term. Under the agreement, Mr. Rapp is entitled to receive an annual base salary of $335,000, subject to upward adjustment by the board of directors. Mr. Rapp’s current base salary is $400,000.
Matt Moore. The employment agreement with Mr. Moore appoints him as Executive Vice President of Inpatient Operations of Skilled Healthcare, LLC, which is our consolidated administrative services subsidiary. The initial term of Mr. Moore’s employment under the agreement extends through April 1, 2011, with automatic extension for successive one-year periods until written notice of non-extension is given by either us or Mr. Moore no later than 60 days prior to the expiration of the then applicable term. Under the agreement, Mr. Moore is entitled to receive an annual base salary of $300,000, subject to upward adjustment by the board of directors. Mr. Moore’s current base salary is $310,000.

Potential Payments Upon Termination or Change in Control
We have entered into employment agreements with each of our Named Executive Officers and certain other members of our senior management that provide certain severance payments and benefits. We do not offer separate payments upon a change of control of our company.
Payments upon Termination. Under the terms of their employment agreements, the Named Executive Officers receive severance benefits if we terminate their employment without cause or if we do not extend their employment agreement term. In addition, each of the Named Executive Officers is subject to a two-year non-compete and non-solicit following the termination of his employment. The following table sets forth the benefits provided in each case:

Element	Boyd W. Hendrickson	Jose C. Lynch	Devasis Ghose	Roland G. Rapp	Matt Moore
Severance Provision Upon Termination Without Cause
Base Salary:	24 months	24 months	18 months	18 months	12 months
Benefits:	12 months paid medical benefit premium costs under COBRA and costs under life and disability insurance following date of termination.
Severance Provision Upon Non-Extension of Employment Term by Company
Base Salary:	12 months	12 months	18 months	12 months	12 months

In addition, bonuses are payable on a pro rata basis proportionate to the number of days worked during the calendar year through termination date as described above. For purposes of these severance agreements: “cause” is generally defined as one of the following: (i) the executive’s failure to perform substantially his duties, (ii) the executive’s failure to carry out in any material respect any lawful and reasonable directive of our board of directors, (iii) the executive’s conviction of a felony, or, to the extent involving fraud, dishonesty, theft, embezzlement or moral turpitude, or any other crime, (iv) the executive’s violation of a material regulatory requirement relating to us that is injurious to us in any material respect, (v) the executive’s unlawful use or possession of illegal drugs on our property or while performing such executive’s duties, (vi) the executive’s breach of his employment agreement, or (vii) the executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty with respect to us.
The employment agreements do not include provisions for payments upon a change in control or termination following a change in control, other than the severance benefits described above. Under the 2007 Plan, in the event of a “change in control” as defined in the 2007 Plan, each outstanding award will be assumed, or substituted for an equivalent award, by the successor corporation. If the successor corporation does not provide for the assumption or substitution of the awards, the administrator may cause all awards to become fully exercisable prior to the consummation of the transaction constituting a change in control.
Under the terms of our equity incentive program, the vesting of both the performance-vested restricted stock and stock options accelerate immediately upon a change in control. In addition, in the event of disability, the awards will continue to vest for an additional year. The Compensation Committee has discretion to accelerate any awards upon termination without cause or resignation.
In addition, we pay our Named Executive Officers’ term life insurance premiums. In the event of their deaths under circumstances covered by their term life insurance policies, Messrs. Hendrickson, Lynch, Ghose, Rapp and Moore’s respective beneficiaries would be paid $1,000,000, $810,000, $638,000, $600,000 and $310,000.
In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the Named Executive Officers under our employment agreements assuming that the following occurred on December 31, 2011, the last business day of fiscal year 2011: (i) we terminate the executive’s employment without cause; (ii) we do not extend the executive’s employment agreement and (iii) a sale of the company occurs or in the event of death.
Also excluded from the table below are benefits provided to all employees, such as accrued vacation. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment the Named Executive Officers will receive the amounts reflected below.

Name	Trigger	Salary(1)	Continuation of Welfare Benefits(2)	Acceleration of Equity Awards(3)	Acceleration of Equity Options(4)	Total Value(5)
Boyd W. Hendrickson	Termination of Employment	$1,390,000	$21,127	--	--	$1,411,127
	Non-Extension of Term	$695,000	--	--	--	$695,000
	Sale of the Company or Death	--	--	$1,229,188	--	$1,229,188
Jose C. Lynch	Termination of Employment	$1,080,000	$20,979	--	--	$1,100,979
	Non-Extension of Term	$540,000	--	--	--	$540,000
	Sale of the Company or Death	--	--	$547,955	--	$547,955
Devasis Ghose	Termination of Employment	$637,500	$14,387	--	--	$651.887
	Non-Extension of Term	$637,500	--	--	--	$637,500
	Sale of the Company or Death	--	--	$347,747	--	$347,747
Roland G. Rapp	Termination of Employment	$600,000	$16,929	--	--	$616,929
	Non-Extension of Term	$400,000	--	--	--	$400,000
	Sale of the Company or Death	--	--	$340,436	--	$340,436
Matt Moore	Termination of Employment	$310,000	$20,589	--	--	$330,589
	Non-Extension of Term	$310,000	--	--	--	$310,000
	Sale of the Company or Death	--	--	$96,347	--	$96,347
_________________________________

(1)
Represents the dollar value of cash severance based upon the appropriate multiple for the executive, multiplied by the executive’s annual base salary. Amounts do not include a pro-rated bonus for fiscal year 2011 as the trigger event occurs on the last day of 2011 and thus the payout would be the same as if the trigger event had not occurred.

(2)
Represents the estimated payments for continued medical, dental, vision, life and disability insurance coverage, each for a period of one year, after termination of employment without cause, based on our current estimated costs to provide such continued coverage.

(3)
Represents the aggregate value of the acceleration of vesting of the participant’s unvested restricted stock based on the closing price of our common stock on December 30, 2011 ($5.46), which was the last trading day of 2011, assuming the successor corporation does not provide for the assumption or substitution of the awards.

(4)
Represents the aggregate value of the acceleration of vesting of the participant’s unvested in-the-money stock options based on the closing price of our common stock December 30, 2011 ($5.46), which was the last trading day of 2011, assuming the successor corporation does not provide for the assumption or substitution of the awards.

(5)	Excludes the value to the executive of a continued right to indemnification by us and the executive’s right to continued coverage under our directors’ and officers’ liability insurance.

Director Compensation
Our directors who are also employees are not separately compensated for their services as directors. Messrs. Hendrickson and Lynch did not receive separate compensation for services as directors during fiscal year 2011. In addition, we do not pay Mr. Le Blanc any compensation for his service on our board and board committees because his service to us as a board member is provided as a part of the consulting service provided to us under an agreement with Onex Partners Manager LP. Mr. Scott is a part-time employee with us, and did not receive compensation for his services as a director other than restricted stock units with a value of approximately $80,000 (based on the closing price of our Class A common stock on the date of grant) awarded on August 2, 2011.
Effective August 1, 2009, our board approved the following compensation for our non-employee directors, excluding Mr. Le Blanc: an annual cash retainer of $40,000, a $1,500 payment per meeting attended in person and a $500 payment for each meeting attended via teleconference, unless such meeting extends more than two hours in which case the compensation is $1,500. In addition, Chairpersons of our various standing board committees receive additional annual cash retainers of $15,000. Our board of directors may from time to time also provide for cash compensation payable to members of ad hoc committees of the board.

In addition to cash compensation, each non-employee director, excluding Mr. Le Blanc, has received restricted stock units with a value of approximately $80,000 (as of the grant date) each year. The restricted stock units are generally granted each year after our second quarter earnings release, subject to service as a member of our board of directors at that time. The number of units subject to the award is determined by dividing the designated value of the grant by the per share stock price at close of the market on the grant date, with any fractional shares rounded down. The restricted stock units awarded vest fully on the first anniversary of the grant date. The awards are generally settled (and unrestricted shares of Class A common stock issued) upon vesting, subject to any settlement deferral election made by the grantee as permitted by the Code.

Director Compensation Table
The following table summarizes the compensation received by our directors, excluding Messrs. Hendrickson and Lynch, for their services during fiscal year 2011.

Director	Fees Earned or Paid In Cash(1)	Stock Awards(2)	Other Compensation	Total
Michael E. Boxer	$67,500	$79,995	--	$147,495
Robert M. Le Blanc	--	--	--	--
M. Bernard Puckett	$64,500	$79,995	--	$144,495
Linda Rosenstock, M.D.	$54,000	$79,995	--	$133,995
Glenn S. Schafer	$79,500	$79,995	--	$159,495
William C. Scott	--	$79,995	$ 170,800(3)	$250,795
Michael D. Stephens	$72,000	$79,995	--	$151,995
Bruce A. Yarwood	$49,000	$79,995	--	$128,995
__________________________

(1)
Represents fees paid to directors for their service on the board of directors and its standing committees as described above. Also includes, for Messrs. Schafer and Puckett, fees paid to them in the amount of $6,500 for their service on an ad hoc committee of the board in 2011.

(2)
The amounts shown represent the aggregate grant date fair value of all stock awards granted in 2010, as computed in accordance with FASB ASC Topic 718, which for each non-employee director consisted of an award of 14,336 restricted stock units granted on August 2, 2011 (based on the closing price of our Class A common stock of $5.58 on such date). The restricted stock units vest in full on August 2, 2012, and each restricted stock unit represents the contingent right to receive one share of our Class A common stock.

(3)
Represents $150,000 paid to Mr. Scott in connection with his employment with us on a part-time basis assessing potential acquisition opportunities and for other miscellaneous matters, $7,026 for a car allowance, and $13,774 for medical, dental, vision, disability and life insurance coverage.

The members of our board of directors also are entitled to reimbursement of their expenses incurred in connection with attendance at board and committee meetings and conferences with our senior management. We do not offer our non-employee directors and any perquisites or other forms of compensation for service on our board of directors.

The following table sets forth the number of unvested restricted stock units held by each of our non-employee directors as of December 31, 2011. None of our non-employee directors held any stock options as of December 31, 2011.

Name	Unvested Restricted Stock Units Outstanding at 12/31/11 (# of units)
Michael E. Boxer	14,336
Robert M. Le Blanc	--
M. Bernard Puckett	14,336
Linda Rosenstock, M.D.	14,336
Glenn S. Schafer	14,336
William C. Scott	14,336
Michael D. Stephens	14,336
Bruce A Yarwood	17,272

Compensation Risk Assessment
In 2011, our Compensation Committee and management reviewed the design and operation of our compensation programs. The review included an assessment of the level of risk associated with our executive compensation program as well as incentive plans at other levels of the organization. As part of this review and assessment, the Compensation Committee identified the following features, among others, that work to avoid, discourage, or mitigate excessive or unnecessary risk taking:

•	Our pay philosophy targets compensation at market competitive levels and emphasizes performance-based awards;

•	The elements of our compensation programs (base pay, short-term incentive and long-term incentives) are appropriately balanced.

•	The timing of incentive award payouts and/or vesting is generally linked to future performance.

•	Incentive plans utilize a diversified set of financial and non-financial performance metrics that are measured at combinations of organizational and individual levels.

•
Long-term incentive awards provide a mix of equity vehicles, including stock options, performance-vesting restricted stock and time-vesting restricted stock, which are all subject to multi-year vesting schedules.

•	Individual awards under our performance incentive plans are capped at specified maximum levels.

•	Award accruals and payments are monitored on an ongoing basis by management, and with respect to our executive officers, by the Compensation Committee.
Additional features of our executive compensation program include:

•	The Compensation Committee provides ongoing oversight.

•	The Compensation Committee sets performance measures and goals under our annual performance bonus plans to ensure resulting payouts are appropriate for a given level of achievement.

•
Our performance bonus plans incorporate the exercise of negative discretion on the part of the Compensation Committee, which allows them discretion to make downward adjustments of payouts in response to our financial or operational performance.

•	Our stock ownership guidelines promote long-term ownership of our stock and further align executives with the long-term interests of our stockholders.

•	Our policy to claw back certain bonus amounts in the event of a restatement of our financial statements helps to ensure executives act in the best interests of our company and its stockholders.

•	A prohibition on insider trading.
We believe that our compensation programs effectively link performance-based compensation to the achievement of long-term and short-term goals, and does not encourage unnecessary or excessive risk taking. Based on the foregoing review and assessment, we believe that our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on us.

Compensation Committee Interlocks and Insider Participation
None of our executive officers serves, or in the past year has served, as a member of our board of directors or compensation committee of any other entity that has executive officers who have served on our board of directors or compensation committee. Robert M. Le Blanc, M. Bernard Puckett, Glenn S. Schafer (Chairman) and Michael D. Stephens are currently members of the Compensation Committee.

Robert M. Le Blanc serves as a Managing Director of Onex Corporation. We have an agreement with Onex Partners Manager LP, or Onex Manager, a wholly-owned subsidiary of Onex Corporation, which together with its affiliates beneficially owned approximately 77.3% of the voting power of our outstanding common stock as of March 23, 2012. In exchange for providing us with corporate finance and strategic planning consulting services, we pay Onex Manager an annual fee of $0.5 million. We reimburse Onex Manager for out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement. In addition, stockholders who held over 88.7% of the voting power of our outstanding common stock as of March 23, 2012, including Onex Corporation, are party to an investor stockholders’ agreement. Under this agreement, these stockholders have agreed to vote their shares on matters presented to the stockholders as specifically provided in the investor stockholders’ agreement, or, if not so provided, in the same manner as Onex. In particular, each non-Onex party agreed to vote all of their shares to elect to our board of directors such individuals as may be designated by Onex from time to time. Mr. Le Blanc has been designated to serve on our board of directors by Onex.

AUDIT MATTERS

Audit Committee Report
Following is the report of the Audit Committee with respect to Skilled Healthcare Group, Inc.’s audited consolidated balance sheets as of December 31, 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2011 and the notes thereto.
The Audit Committee has reviewed and discussed our audited financial statements (including the quality of Skilled Healthcare Group, Inc.’s accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.
The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Further, the Audit Committee reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules.
The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by applicable requirements of Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from us.
Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors of Skilled Healthcare Group, Inc. that its audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Submitted by:	Michael E. Boxer (Chairman)
M. Bernard Puckett
Glenn S. Schafer
Members of the Audit Committee

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are seeking non-binding advisory stockholder approval of the compensation of our Named Executive Officers as disclosed in the section of this proxy statement entitled “Executive Compensation.” The vote does not address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Although the vote is non-binding, the board of directors and the Compensation Committee will review the voting results in connection with their regular evaluations of our compensation programs.
Stockholders are being asked to vote on the following advisory resolution:
RESOLVED, that the stockholders of Skilled Healthcare Group, Inc. hereby approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure in the company’s proxy statement for the 2012 Annual Meeting of Stockholders.
The compensation paid to our executive officers is based on an overall program design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that the board of directors and Compensation Committee believe promote the creation of long-term stockholder value and position our company for long-term success. As described more fully in the foregoing Compensation Discussion and Analysis section of this proxy statement, the mix of fixed and performance-based compensation, the terms of our annual performance plan and our long-term incentive awards, as well as the terms of our executives’ employment agreements, are designed to enable us to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation.
Our board of directors believes that the design of our compensation programs, the information provided above and the disclosure in the Compensation Discussion Analysis section of this proxy statement demonstrate the aforementioned objectives. Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE FOREGOING RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Although ratification by our stockholders is not a prerequisite to the ability of the Audit Committee to select Ernst & Young LLP as our independent registered public accounting firm, we believe such ratification to be desirable and in the best interests of our stockholders. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of Ernst & Young LLP as our independent registered public accounting firm. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of an independent registered public accounting firm will be reconsidered by the Audit Committee; provided, however, the Audit Committee may select Ernst & Young LLP notwithstanding the failure of the stockholders to ratify its selection. If the appointment of Ernst & Young LLP is ratified, the Audit Committee will continue to conduct an ongoing review of Ernst & Young LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Ernst & Young LLP at any time.

Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

Independent Registered Public Accounting Firm
Ernst & Young LLP provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2011 and 2010 as follows:

Type of Fees	Fiscal 2011	Fiscal 2010
Audit Fees	$1,102,248	$982,500
Audit-Related Fees	57,320	97,850
Tax Fees	484,350	561,537
All Other Fees	58,450	0
Total	$1,702,368	$1,641,887
Audit Fees
The category includes fees associated with our annual audit and the review of our quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, and the assistance with the review of our SEC registration statements.
Audit-Related Fees
This category includes fees associated with accounting consultations and attestation services that are not required by statute or regulation.
Tax Fees
In 2011, this category included $225,675 in fees associated with tax return preparation and $258,675 in fees associated with tax planning and advice. In 2010, this category included $175,000 in fees associated with tax return preparation and $386,537 in fees associated with tax planning and advice.
All Other Fees
In 2011, this category included $44,100 in fees for services rendered in connection with our exploration of strategic alternatives and $14,350 in fees for services rendered in connection with our responses to SEC staff comments on prior Exchange Act filings. We did not engage Ernst & Young LLP to provide any other services during the fiscal years ended December 31, 2011 or 2010.

Pre-Approval Policies and Procedures
The Audit Committee has specifically approved all of the audit and non-audit services performed by Ernst & Young LLP and has determined the rendering of such non-audit services was compatible with maintaining Ernst & Young LLP’s independence. In fiscal years 2011 and 2010 all audit fees, audit-related fees, and tax fees were pre-approved by the Audit Committee directly.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Regarding Related Person Transactions
Effective as of April 2007, our board of directors adopted a written policy to which all related party transactions are subject. Related party transactions are transactions between us and our directors or members of senior management, as defined by Item 404 of Regulation S-K of the Securities Act of 1933. Pursuant to the policy, existing related party transactions are reviewed on at least a biannual basis with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were previously approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented and reaffirming the continuing desirability of and need for each related party arrangement.
Newly proposed related party transactions are fully and carefully reviewed by the Audit Committee for evaluation and approval. The Audit Committee has the authority to hire and consult with outside financial, legal and other advisors as it deems appropriate in its evaluation of any such proposed transactions. The information provided to the directors reviewing a transaction must be sufficiently comprehensive so that the Audit Committee can reach informed decisions about related party transactions.
In addition, our board of directors takes active measures to ensure that the entities providing these related party services are being held to the same standards that we would demand of unaffiliated third-party service providers and there is a clear and articulable reason for procuring the services from a related party.
Although the transactions described below were entered into prior to our adoption of our related party transactions policy, each was approved by our Audit Committee when it was entered into.

Related Person Transactions
Agreement with Onex Partners Manager LP
We have an agreement with Onex Partners Manager LP, or Onex Manager, a wholly-owned subsidiary of Onex Corporation, which together with its affiliates beneficially owned approximately 77.3% of the voting power of our outstanding common stock as of March 23, 2012. In exchange for providing us with corporate finance and strategic planning consulting services, we pay Onex Manager an annual fee of $0.5 million. We reimburse Onex Manager for out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement.
Stockholders’ Agreement
Stockholders that held over 88.7% of the voting power of our outstanding common stock as of March 23, 2012, including Onex Corporation and certain of its affiliates, are party to an investor stockholders’ agreement. Under this agreement, these stockholders have agreed to vote their shares on matters presented to the stockholders as specifically provided in the investor stockholders’ agreement, or, if not so provided, in the same manner as Onex. In particular, each non-Onex party agreed to vote all of their shares to elect to our board of directors such individuals as may be designated by Onex from time to time. Robert M. Le Blanc has been designated to serve on our board of directors by Onex.
Agreement with Executive Search Solutions
We are party to an employee placement agreement, or Placement Agreement, with Executive Search Solutions, LLC, or ESS, a provider of recruiting services to the healthcare services industry, pursuant to which we pay ESS $13,905 a month to provide us with qualified candidates based on our specified criteria for positions including director of nursing, business office manager and nursing home administrator and overhead positions at a director level or above. The current one-year term of Placement Agreement ran through January 31, 2012, and will automatically renew for an additional one-year term each February 1 unless it is earlier terminated by the parties in accordance with its terms. Our Chairman and Chief Executive Officer, Boyd W. Hendrickson, and our President and Chief Operating Officer, Jose C. Lynch, each serve as managing members of and each hold a beneficial ownership interest of 30.0% of ESS. In 2011, we paid ESS $170,959.
Hospice and Home Health Agreements
In May 2010, we acquired substantially all of the assets of five Medicare-certified hospice companies and four Medicare-certified home health companies from a group of related sellers consisting of Rocky Mountain Hospice, LLC, Creekside Hospice, Inc., Sun Valley Hospice, LLC, Legacy Hospice Care, LLC, Creekside Health Care, Inc., Legacy Home Care, LC, Sun Valley Home Care, LLC, Hospice Solutions, LLC, Rocky Mountain Home Care, Inc. (who we collectively refer to as the “Sellers”). Pursuant to the purchase agreement, we and D. Shane Peck entered into an employment agreement pursuant to which he now serves as President and Chief Operating Officer of Signature Hospice & Home Health, LLC, which is one of our consolidated subsidiaries. Jonathan R. Monks, who was also a principal of the Sellers, now serves as Senior Vice President of Signature Hospice & Home Health, LLC.
Mr. Peck holds ownership interests in each of the Sellers as follows: Rocky Mountain Hospice, LLC (approximately 33%), Creekside Hospice, Inc. (approximately 33%), Sun Valley Hospice, LLC (30%), Legacy Hospice Care, LLC (25%), Creekside Health Care, Inc. (approximately 33%), Legacy Home Care, LLC (20%), Sun Valley Home Care, LLC (20%), Hospice Solutions, LLC (25%) and Rocky Mountain Home Care, Inc. (60%). Mr. Monks holds ownership interests in each of the Sellers as follows: Rocky Mountain Hospice, LLC (approximately 33%), Creekside Hospice, Inc. (approximately 33%), Sun Valley Hospice, LLC (30%), Legacy Hospice Care, LLC (25%), Creekside Health Care, Inc. (approximately 33%), Legacy Home Care, LLC (20%), Sun Valley Home Care, LLC (20%), Hospice Solutions, LLC (25%) and Rocky Mountain Home Care, Inc. (10%). Under the terms of the purchase agreement, the Sellers are eligible to earn up to an aggregate of $19.9 million in contingent earn-out and deferred payments. The earn-out payments of up to approximately $7.0 million will be based on the achievement of certain levels of Adjusted EBITDA (as defined in the purchase agreement) by the home healthcare and hospice businesses transferred by the Sellers during each of the 12 months ended June 30 of 2011 through and including 2015. The deferred payments consist of approximately $10.0 million worth of promissory notes and $2.9 million worth of delayed cash payments to be paid on May 1 of 2011, 2012 and 2013.
As a result of the transactions contemplated by the purchase agreement, we lease facilities in Mesa, Arizona from Home Care Investments, LLC and in Las Vegas, Nevada from Creekside Health Care, Inc. Mr. Peck and Mr. Monks each has an approximate 33% ownership interest in Home Care Investments, LLC and an approximate 33% interest in Creekside Health Care, Inc. Our aggregate lease payments in 2011 to Home Care Investments, LLC and Creekside Health Care, Inc. were $180,000 and $191,400, respectively. As part of the transactions contemplated by the purchase agreement, we assumed several contracts pursuant to which the acquired businesses purchase durable medical equipment from three companies in which Mr. Peck, Mr. Monks and certain of their relatives have ownership interests. We paid those companies an aggregate of approximately $1.6 million in 2011. The aforementioned purchase agreement was filed as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC on May 4, 2010 and the joinder agreement to such purchase agreement was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on May 26, 2010.
Indemnification Agreements
We have entered into indemnification agreements with our executive officers and directors containing provisions that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as executive officers or directors.
We believe that all of these related party transactions were either on terms at least as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties or were negotiated in connection with acquisitions, the overall terms of which were as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting. If any other business properly comes before the annual meeting, it is the intention of the proxy holders to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other business is expressly granted by the completion of the enclosed proxy card. The proxy holders will vote at their discretion on any procedural matters that may come before the meeting.

Stockholder Proposals and Nominations
Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2013 proxy statement, your proposal must be received by us no later than November 24, 2012, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.
Proposals and Nominations Pursuant to our Bylaws. Under our Amended and Restated Bylaws, or bylaws, in order to nominate a director or bring any other business before the stockholders at the 2013 annual meeting that will not be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing and such notice must be delivered to our Corporate Secretary no earlier than January 7, 2013 and no later than February 6, 2013, unless our annual meeting for 2013 is scheduled prior to 30 days before the first anniversary of our 2012 annual meeting or after 90 days after the first anniversary of our 2012 annual meeting. This notice must be delivered not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting and the 10th day following the day on which public announcement of the annual meeting date is made.
Our bylaws provide that a stockholder’s nomination must contain the following information about the nominee: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by stockholders for nomination to our board of directors will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.
Our bylaws provide that a stockholder’s notice of a proposed business item must include: a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment) and the reasons for conducting such business at the meeting. In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (iv) any material interest of the stockholder in such business, and (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our director.

You may write to our Corporate Secretary at our principal executive office, 27442 Portola Parkway, Suite 200, Foothill Ranch, California 92610 to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements, annual reports and other proxy materials (including Internet Availability Notices) with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are our stockholders will be householding our proxy materials this year. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your bank or broker, direct your written request to Skilled Healthcare Group, Inc., 27442 Portola Parkway, Suite 200, Foothill Ranch, California 92610 Attn: Investor Relations, or contact the Skilled Healthcare Group, Inc. Investor Relations department at investorrelations@skilledhealthcare.com. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes, except to the extent we specifically incorporate such reports by reference therein. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

SKILLED HEALTHCARE GROUP, INC.
Roland G. Rapp
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary

VOTE BY THE INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR ALL of the following nominees:

1. Election of Directors	01	Jose C. Lynch	* For All	* Against All	* For All Except
	02	Linda Rosenstock,M.D.
	03	Boyd W. Hendrickson
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) here: ________________

The Board of Directors recommends you vote FOR proposals 2 and 3:
2. Advisory vote to approve the compensation of our named executive officers.			* For	* Against	* Abstain
3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.			* For	* Against	* Abstain
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS AS SET FORTH ABOVE.

Please check this box if you plan to attend the meeting in person:	Yes *	No *
Address Change? Mark box, sign, and indicate changes below:	*		Date: _____________________________________

Signature(s) in Box
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SKILLED HEALTHCARE GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 14, 2012
11:00 a.m.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report to Stockholders (10-K Wrap) are available at www.proxyvote.com.

Skilled Healthcare Group, Inc.
27442 Portola Parkway, Suite 200
Foothill Ranch, CA 92610
proxy

This proxy is solicited by the Board of Directors.
The stockholder(s) hereby appoint(s) Jose C. Lynch and Roland G. Rapp, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of Skilled Healthcare Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. local time on May 14, 2012, at the company’s office located at 27442 Portola Parkway, Suite 200, Foothill Ranch, CA 92610, and at any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on the reverse side